EXHIBIT 10.1

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

FARMACEUTICALRX, LLC,

NMG OH 1, LLC

AND

DEP NEVADA INC.

Dated as of July21, 2023

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 21, 2023, by and among FARMACEUTICALRX, LLC, an Ohio limited liability company (“Purchaser”), NMG OH 1, LLC, an Ohio limited liability company (the “Company”), and DEP NEVADA, INC., a Nevada corporation (“DEP” or “Seller”).

WHEREAS, Seller owns, beneficially and of record, all of the issued and outstanding limited liability company interests and other ownership, equity or profit interests of the Company (the “Interests”); and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Purchaser desires to purchase from Seller, and Seller desire to sell, transfer and deliver to Purchaser, all of the Interests.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“AAA” has the meaning set forth in Section 10.14(a).

“Accepted Adjustment Statement” has the meaning set forth in Section 2.3(f).

“Accountant” shall mean a certified public accountant at a nationally recognized accounting firm who is mutually agreeable to Purchaser and Seller.

“Accountant’s Report” has the meaning set forth in Section 2.3(e).

“Acquired Business” shall mean the business of the Company as is now being conducted and as conducted in the twelve (12) month period preceding the date hereof, including the holding of the License and the business of distributing and selling medical marijuana in the State of Ohio.

“Actions” has the meaning set forth in Section 3.12.

“Adult Use” shall mean regulatory licenses or approvals related to the cultivation, processing, home grow, dispensing, and adult or recreational use of cannabis for non-medical purposes.

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“Additional Closing Indebtedness Amount” shall mean the amount, if any, by which the Closing Indebtedness set forth in the Accepted Adjustment Statement exceeds the Estimated Closing Indebtedness.

“Additional Closing Transaction Expenses Amount” shall mean the amount, if any, by which the Closing Transaction Expenses set forth in the Accepted Adjustment Statement exceed the Estimated Transaction Expenses.

“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person , and when used with respect to a Person who is an individual, “Affiliate” shall also mean a Family Member of such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.22.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” shall mean, collectively, the Flow of Funds Memorandum and any other agreements, documents, certificates or instruments delivered pursuant to this Agreement.

“Applicable Law” shall mean the applicable provisions of (a) all constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entities, including any building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations, (b) any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, registration, clearance, declaration or filing with, or report or notice to, any Governmental Entity, and (c) all orders, decisions, directions, summons, rulings, demands, subpoenas, verdicts, writs, injunctions, judgments, awards (including the award of any arbitrator to the extent enforceable by a Governmental Entity) and decrees of or agreements with any Governmental Entity.

“Approved Indemnification Claim” has the meaning set forth in Section 8.6(b).

“Basket Amount” has the meaning set forth in Section 8.4.

“Books and Records” shall mean all books and records, including all manuals, data, data models, reports, surveys, invoices, customer and supplier lists and reports, financial data and information, Tax Returns, sales, distribution and purchase correspondence, repair logs and other notebooks and logbooks, all original and duplicate copies of the foregoing and computer Software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto.

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“BOP” means the State of Ohio Board of Pharmacy, or its successor agencies as may be determined by modification to the laws of the State of Ohio.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Business Facility” shall mean any property, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company.

“CARES ACT” means the Coronavirus Aid, Relief and Economic Security Act.

“Cash Amount” has the meaning set forth in Section 2.2(a).

“Cash On Hand” shall mean, as of the applicable time of measurement, the aggregate cash balance of the Company, whether positive or negative, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents (in each case determined in accordance with GAAP) in all accounts of the Company, but in all cases excluding any Restricted Cash.

“Closing” has the meaning set forth in Section 2.4.

“Closing Cash” has the meaning set forth in Section 2.3(a)

“Closing Cash Shortfall” shall mean the amount, if any, by which the Estimated Closing Cash exceeds the Closing Cash set forth in the Accepted Adjustment Statement.

“Closing Cash Surplus” shall mean the amount, if any, by which the Closing Cash set forth in the Accepted Adjustment Schedule exceeds the Estimated Closing Cash.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Indebtedness” has the meaning set forth in Section 2.3(a).

“Closing Net Working Capital” has the meaning set forth in Section 2.3(a).

“Closing Transaction Expenses” has the meaning set forth in Section 2.3(a).

“Closing Net Working Capital Shortfall” shall mean the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Closing Net Working Capital set forth in the Accepted Adjustment Statement.

“Closing Net Working Capital Surplus” shall mean the amount, if any, by which the Closing Net Working Capital set forth in the Accepted Adjustment Statement exceeds the Estimated Closing Net Working Capital.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

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“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 3.4(a).

“Company Customer” has the meaning set forth in Section 5.4(b).

“Company Employees” has the meaning set forth in Section 3.14(a).

“Company Financials” has the meaning set forth in Section 3.4(a).

“Company Interim Financials” has the meaning set forth in Section 3.4(a).

“Company IP” shall mean all Intellectual Property owned or purported to be owned by the Company, including the Scheduled Intellectual Property.

“Company Material Adverse Effect” shall mean any state of facts, change, event, violation, inaccuracy, effect, condition, circumstance, occurrence or development (any such item, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) is or could reasonably be expected to be materially adverse to the business (including the License), operations, properties, results of operations, assets, Liabilities or condition (including financial condition) of the Company or (b) prevents or could reasonably be expected to prevent the performance by the Company or Seller of any of its obligations under this Agreement or any Ancillary Document to which it is a party or the consummation of the transactions contemplated hereby or thereby, in each case other than (i) changes to the economy of the United States of America, the global economy, or the industry or markets in which the Company operates, (ii) general economic, regulatory or political conditions or changes in the countries, territories or political subdivisions in which the Company operates, (iii) military action or any act of terrorism, (iv) changes in the debt, financing or securities markets, (v) changes in Applicable Law, (vi) any pandemic or other health emergency/crisis, including Covid-19 or other similar viruses; or (vii) compliance with the express terms of this Agreement; provided, that with respect to any Effect that is the subject of clauses (i), (ii), (iii), (iv), (v) or (vi), such Effect shall be taken into account to determine whether a Company Material Adverse Effect has occurred if such Effect disproportionately affects the Company as compared with other participants in the industry in which the Company operates in the State of Ohio.

“Company Organizational Documents” has the meaning set forth in Section 3.1(b).

“Company Permits” has the meaning set forth in Section 3.16.

“Company Plans” has the meaning set forth in Section 3.14(a).

“Company Year-End Financials” has the meaning set forth in Section 3.4(a).

“Confidentiality Agreement” has the meaning set forth in Section 10.7.

“Contract” shall mean any loan agreement, mortgage, indenture, deed of trust, lease, sublease, contract, purchase order, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written, expressed or implied.

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“Controlled Group” has the meaning set forth in Section 3.14(d).

“Disclosure Schedule” has the meaning set forth in the preamble of Article III.

“Disposal Site” shall mean a landfill, disposal site, or any real property, in each case other than a Business Facility, where Hazardous Materials used or generated by a Business Facility have been disposed of or otherwise released into the environment.

“Dispute” has the meaning set forth in Section 10.14.

“Dispute Notice” has the meaning set forth in Section 8.6(b).

“Dispute Period” has the meaning set forth in Section 8.6(b).

“Dollars” or “$” shall mean United States Dollars.

“Effect” has the meaning set forth above in the definition of “Company Material Adverse Effect.”

“Environmental, Health and Safety Reports” has the meaning set forth in Section 3.13(g).

“Environmental Laws” shall mean all laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity that require or relate to the protection of human health, safety or the environment, including any of the foregoing which prohibit, regulate or control any Hazardous Materials or any Hazardous Materials Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act and the Clean Water Act, all as amended at any time.

“Environmental Permit” shall mean any Permit required to be obtained from any Governmental Entity with respect to any Hazardous Materials Activity, business or operation that is or was conducted by the Company at any Business Facility.

“ERISA” has the meaning set forth in Section 3.14(a).

“Escrow Agent” means Secured Trust Escrow, with its principal place of business in Torrance California.

“Escrow Amount” means the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) from the Final Purchase Price, which shall be released to Seller on the fifth day of the twelfth month after Closing unless there are any indemnification claims pending until such time as the claim is resolved.

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“Estimated Closing Cash” has the meaning set forth in Section 2.2(e).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.2(e).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2(e).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.2(e).

“Family Member” shall mean with respect to any Person, any child, stepchild, grandchild and any other lineal descendant, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, (including, in each case, adoptive relationships) of such Person and any other Person sharing such Person’s household (other than a tenant or an employee of such Person).

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final Purchase Price” has the meaning set forth in Section 2.2(a).

“Flow of Funds Memorandum” has the meaning set forth in Section 7.2(i).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“General Ledger Date” has the meaning set forth in Section 3.4(a).

“Governmental Entity” shall mean any federal, state, provincial, local, U.S. or foreign government, court, arbitrational tribunal, administrative agency, department or commission or other governmental or regulatory authority, agency or instrumentality.

“Group” has the meaning set forth in Section 5.7.

“Guarantee” shall mean (a) any guarantee of the payment or performance of any Indebtedness or other obligation of any other Person, including bonds and letters of credit provided in respect of an obligation of another Person, (b) any other arrangement whereby credit is extended to one obligor on the basis of any Contract of another Person (i) to pay the Indebtedness of such obligor, (ii) to purchase any Indebtedness owed by such obligor, or (iii) to maintain the capital, working capital, solvency or general financial condition of such obligor (including any agreement of one Person to maintain the solvency, net worth or financial condition of another Person), and (c) any Liability as a venturer in a joint venture in respect of Indebtedness or other obligations of such partnership or venture.

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“Hazardous Material” shall mean any material, chemical, emission, substance, waste, toxic substance, hazardous substance, radioactive material, noise, odor, asbestos, petroleum and petroleum product and any other material which is regulated by any Governmental Entity as “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance” or “radioactive” or poses a threat to worker safety, human health or the environment.

“Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, handling, exposure to, sale, disposal, or distribution of any Hazardous Material or any product or waste containing any Hazardous Material (a) at any Business Facility or (b) by or at the direction of the Company.

“Indebtedness” shall mean: (a) indebtedness for borrowed money, whether secured or unsecured or for the extension of credit (including principal and interest thereon); (b) any deferred obligations for the purchase of property or services (other than ordinary course trade payables); (c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the lender under such agreement in the event of default are limited to repossession or sale of such property); (e) obligations for checks, drafts or similar instruments which are outstanding as of the Closing; (f) all obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction securing obligations of a Person of a type described in clauses (a), (b), (c), (d) and (e) above and clauses (g), (h), (i) and (j) below, but only to the extent of the obligation secured; (g) all obligations to pay rent or other amounts under any lease of real or personal property, which obligations are or would be required to be classified and accounted for as capital or financial leases in accordance with GAAP, in an amount equal to the capitalized amount thereof determined in accordance with GAAP; (h) all accrued interest, if any, on, and all other amounts owed in respect of, any other item of indebtedness, and all prepayment premiums and penalties, and any other fees, breakage charges, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any other item of indebtedness; (i) the cash portion of the settlement of Contracts relating to any hedging, swap, derivative or other similar transactions; (j) obligations under any foreign exchange Contracts; (k) all Guarantees of obligations of other Persons of the type referred to in clauses (a) through (j); and (l) any amounts owed to Affiliates of the Company or Family Members of any such Affiliates (in each case, other than with respect to arm’s-length, commercial transactions), provided however, “Indebtedness” expressly excludes that certain secured loan, as referenced in the Disclosures, and any liabilities, indebtedness, expenses, costs and obligations arising thereunder.

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Initial Purchase Price” has the meaning set forth in Section 2.2(a).

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“Intellectual Property” shall mean any or all of the following and all rights arising out of or associated therewith, in each case, in any jurisdiction in the world: (a) patents and patent applications (including reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part), inventions (whether or not patentable and whether or not reduced to practice), invention or patent disclosures and inventor’s certificates; (b) trade secrets, proprietary information and know-how, including methods, processes, designs, drawings, technical data and customer lists; (c) original works of authorship (whether copyrightable or not), copyrights, copyright registrations and copyright applications; (d) industrial designs and all registrations and applications thereof; (e) Marks; (f) Software; (g) moral and economic rights of authors and inventors, however denominated; and (h) all other intellectual property or industrial property rights.

“Interests” has the meaning set forth in the Recitals.

“Inventory” shall mean all inventory of the Company, including inventory of marijuana, marijuana products and other cannabis materials, raw materials, work-in-progress, finished goods and spare parts, each as determined in accordance with GAAP.

“Knowledge of Seller” shall mean the knowledge of Stephen ‘Trip’ Hoffman after having made a reasonable effort to ascertain the fact in question pursuant to an inquiry directed to such managers, directors, officers, employees and advisors to the Company as would be reasonably likely to have information relating to the fact in question, and investigation of any relevant information derived therefrom.

“Leased Real Property” has the meaning set forth in Section 3.8(b).

“Leases” has the meaning set forth in Section 3.8(b).

“License” means the medical marijuana dispensary certificate of operation under license number MMD.0700054 issued by the BOP.

“Licensed IP” shall mean Intellectual Property licensed to the Company pursuant to a Material Contract set forth on Section 3.11(a) of the Disclosure Schedule.

“Liability” shall mean any liability, debt, obligation, loss, damage, claim, penalty, fine, duty, Guarantee, cost, expense or other charge (including costs of investigation and defense and attorney’s fees, costs and expenses) of any kind or nature, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any Applicable Law (including any Environmental Laws) or Action.

“Lien” shall mean any lien (including for Taxes), pledge, hypothecation, right of others, ownership interest of other Persons, charge, claim, mortgage, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restriction or limitation of any nature whatsoever, including such as may arise under any Contract.

“Loss” and “Losses” have the meanings set forth in Section 8.2.

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“Made Available” shall mean that the information referred to (a) has been actually delivered (whether by email transmission or hand delivery) to Purchaser or to its outside legal counsel or (b) has been posted in a “data room” (virtual or otherwise) established by the parties with respect to the transactions contemplated hereby and to which Purchaser has access, in each case at least three (3) Business Days prior to the execution of this Agreement.

“Marks” shall mean any and all trademarks, service marks, certification marks, trade names, corporate names, domain names, logos, trade dress or other indicia of source or origin, including unregistered and common law rights in the foregoing, and all registrations of and applications to register the foregoing, in each case in any jurisdiction throughout the world.

“Material Contract” has the meaning set forth in Section 3.11(a).

“Money Laundering Laws” has the meaning set forth in Section 3.15(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Net Working Capital” shall mean, as of the applicable time of measurement, an amount equal to: (i) the current assets (excluding Cash On Hand and Restricted Cash but including the current portion of any assets relating to Taxes, value of Inventory, prepaid insurance, prepaid license fees, and prepaid rent) of the Company, minus (ii) the current liabilities (which is unpaid A/P, unpaid wages/taxes, unpaid Taxes, including but not limited to any income taxes or sales taxes) (excluding all Indebtedness of the Company and Transaction Expenses) of the Company, determined in each case in accordance with GAAP and, to the extent consistent with GAAP, in conformity with the same accounting methods, policies, practices and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing the Company Financials. For the avoidance of doubt, Net Working Capital shall exclude any intercompany receivables or payables.

“Permits” shall mean all licenses, permits, franchises, registrations, approvals, authorizations, certifications, permissions, directives, qualifications, consents, waivers, exemptions, releases, variances or orders of, or filings, notices or recordings with, or issued by, any Governmental Entity, including the License.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments and other charges of Governmental Entities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and an adequate reserve is included in the Company Financials, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Applicable Law if the underlying obligations are not delinquent and have been disclosed in writing to Purchaser, and (c) with respect to the Leased Real Property (i) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated in the current use and operation of the Leased Real Property and (ii) covenants, conditions, restrictions, rights-of-way, easements and other similar matters of record which are not violated by the current use and operation of the Leased Real Property, and which, in the case clauses (i) or (ii), individually or in the aggregate, do not impair the continued use or operation of the Leased Real Property to which they relate in the Acquired Business as presently conducted.

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“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Information” means personally identifiable information of the Company’s employees, other personnel, agents, officers, directors, contractors, customers, potential and prospective customers, suppliers, or other Persons, which information may include name, address, other contact information, persistent identifier, financial account information, health or medical information, insurance information, social security number, tax ID number, driver’s license number, mother’s maiden name, date of birth, password, PIN number, payroll records, salary information or other human resources records and information, personal identification number or code, other account information or account activity information, other information or data that can be used for identity theft (including that which is not personally identifiable) or to identify a particular natural person, and any other sensitive information regarding such Persons.

“PPACA” has the meaning set forth in Section 3.14(m).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.1(a).

“Privacy and Data Security Laws” means all privacy, security, data collection, data protection, data sharing, direct marketing, location tracking, customer tracking, behavioral marketing, and workplace privacy laws, industry standards, guidelines and practices, in each case, of any applicable jurisdiction, including with respect to the collection, processing, storage, protection and disclosure of Personal Information.

“Pre-Closing Taxes” means: (a) any post-Closing tax items pursuant to Section 3.7(i); (b) Taxes of any Person imposed on the Company under transferee/successor principles or pursuant to contract relating to an event before Closing; (c) Taxes of any member of an affiliated, consolidated group of which Company was a member; (d) Taxes in connection with any Tax allocation, sharing or indemnification agreement; (e) Taxes deferred pursuant to any COVID-19 law; (f) Taxes due and payable after Closing in respect of any amount received by the Company prior to Closing; (g) any Taxes required to be paid or indemnified by Seller pursuant to Section 6.1 or Section 6.3; (h) any Taxes of Seller with respect to any Tax period or Tax Return; and (i) any Transfer Taxes imposed on Seller under Section 6.4.

“Purchase Price Adjustment Amount” shall mean an amount equal to the Additional Closing Indebtedness Amount, if any, plus the Additional Closing Transaction Expenses Amount, if any, plus the Closing Net Working Capital Shortfall, if any, minus the Closing Net Working Capital Surplus, if any, plus the Closing Cash Shortfall, if any, or minus the Closing Cash Surplus, if any.

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“Purchase Price Shortfall” shall mean the Purchase Price Adjustment Amount, if negative.

“Purchase Price Surplus” shall mean the Purchase Price Adjustment Amount, if positive.

“Purchase Proposal” has the meaning set forth in Section 5.7.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Adjustment Statement” has the meaning set forth in Section 2.3(a).

“Purchaser Adjustment Statement Objection Notice” has the meaning set forth in Section 2.3(b).

“Purchaser Fundamental Representations” has the meaning set forth in Section 8.1.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2.

“Released Claims” has the meaning set forth in Section 10.1.

“Released Parties” has the meaning set forth in Section 10.1.

“Releasing Parties” has the meaning set forth in Section 10.1.

“Representatives” has the meaning set forth in Section 10.2.

“Restricted Cash” shall mean any cash, commercial paper, certificates of deposit or other bank deposits, treasury bills, or any other cash equivalents, in each case, designated, separated or otherwise earmarked for a particular use, purpose or event and not available for general corporate use, including any deposits held to secure lease obligations or workers compensation liabilities.

“Scheduled Intellectual Property” has the meaning set forth in Section 3.10(a).

“Section 409A” has the meaning set forth in Section 3.14(j).

“Securities Act” has the meaning set forth in Section 3.2(f).

“Seller” has the meaning set forth in the Preamble.

“Seller Estimated Adjustment Statement” has the meaning set forth in Section 2.2(e).

“Seller Fundamental Representations” has the meaning set forth in Section 8.1.

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“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Settlement Agreement” has the meaning set forth in Section 2.3(c).

“Software” shall mean all software of any type (including programs, applications, middleware, interfaces, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form (including source code, object code and executable code), databases, associated data and related documentation, and all rights therein.

“State Approval” has the meaning set forth in Section 5.2(c).

“Straddle Period” has the meaning set forth in Section 6.3(b).

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person (at any particular time), any other Person (other than an individual) of which (at such particular time), (a) if such other Person is a corporation or other business entity in which capital stock is issued, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other direct or indirect Subsidiaries of that Person or a combination thereof, or (b) if such other Person is a limited liability company, partnership, association, joint venture or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other direct or indirect Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons will be deemed to have a majority ownership interest in such a limited liability company, partnership, association, joint venture or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of limited liability company, partnership, association, joint venture or other business entity gains or losses or will be or control any managing director or general partner of such limited liability company, partnership, association, joint venture or other business entity (other than a corporation). For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Target Net Working Capital” shall mean $100,000.00. The Parties understand and agree that Target Net Working Capital includes a target inventory value equal to $175,000.00 and a target accounts payable amount equal to $75,000.00.

“Tax” or “Taxes” shall mean: (a) all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any tax return when and as required), imposed or administered by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, escheat and unclaimed property taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, Transfer Taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes, disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment or with respect to any Tax Return or failure to file any Tax Return); (b) any Liability for any amount described in clause (a) above whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Applicable Law; and (c) any Liability for any amount described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other Contract to indemnify any Person for Taxes.

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Entity responsible for the administration of any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” has the meaning set forth in Section 5.4(a).

“Third Party Claim” has the meaning set forth in Section 8.6(a).

“Transaction Expenses” shall mean the aggregate amount of all fees, costs, expenses and Liabilities incurred by or on behalf of the Company, Seller or any of their respective Affiliates, in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Documents, or the consummation of any of the transactions contemplated hereby or thereby, including any amounts payable to financial, accounting, legal and other advisors, or any existing current or former managers, employees, consultants, equityholders or independent contractors of the Company with respect to any change of control, commission, bonus, severance or other similar payments payable, created or accelerated in connection with or as a result of the negotiation, preparation or execution of this Agreement or the Ancillary Documents, or the consummation of any of the transactions contemplated hereby or thereby, and including the employer’s portion of any employment taxes associated therewith (whether or not such payment is conditioned solely upon the occurrence of such transactions or requires that other conditions also be met), in each case to the extent such fees, costs, expenses or Liabilities are or may become Liabilities of the Company.

“Transfer Taxes” shall mean all foreign, federal, state and local sales, use, transfer, documentary transfer, excise, value-added, registration, recording, direct and indirect real estate transfer, stamp or documentation Taxes, and including any foreign non-resident stock sale Taxes, but excluding any Taxes based on or attributable to gains arising by reason of the transactions contemplated by this Agreement.

ARTICLE II

PURCHASE AND SALE OF INTERESTS; CLOSING

Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver, free and clear of any and all Liens other than restrictions on transfer arising under applicable securities laws, and Purchaser or its designee shall purchase, all of the Interests.

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Section 2.2 Purchase Price.

(a) Initial Purchase Price. The aggregate consideration payable by Purchaser to Seller at the Closing for the purchase of the Interests (the “Initial Purchase Price”) shall be as follows: (i) a cash amount (the “Cash Amount”) equal to (A) Seven Million Nine Hundred Seventy Five Thousand and 00/100 U.S. Dollars (USD$7,975,000.00), minus (B) the aggregate amount of the Estimated Closing Indebtedness, minus (C) the aggregate amount of the Estimated Transaction Expenses, plus (D) the Estimated Closing Cash, (E)(1) minus the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital or (2) plus the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital; (F) plus the Deposit. The sum of the Initial Purchase Price, as such sum may be adjusted in accordance with Section 2.3 and Section 8.8, is referred to herein as the “Final Purchase Price”. An amount equal to the Escrow Amount (the “Indemnification Holdback”) shall be withheld from the Final Purchase Price and deposited with the Escrow Agent in the manner identified in Section 2.7 hereafter.

(b) Payment of Cash Amount. At the Closing, Purchaser shall pay or cause to be paid to Seller the Cash Amount in cash by wire transfer of immediately available funds to such bank account as shall be designated in advance by Seller in writing and set forth on the Flow of Funds Memorandum.

(c) Deposit. Purchaser has paid a deposit in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Deposit”) which shall be credited towards the Cash Amount at Closing. In the event that the Closing does not occur for any reason whatsoever the Deposit shall be immediately returned to Purchaser.

(d) License Bonus Payment. The Seller shall receive a payment of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (each a “Bonus Payment”) for each additional dispensary license granted to the Company by the BOP or other regulatory body. Any Bonus Payment shall be payable by the Purchaser to the Seller in cash on the earlier of: (i) within five (5) days of the date of approval of operations by the BOP and any other regulatory body of the Company under the additional dispensary license, or (ii) within five (5) days of a transfer of the additional dispensary license to an entity that is not the Company. For the avoidance of doubt, additional dispensary licenses that will receive the Bonus Payment shall specifically exclude an Adult Use license issued for the License and current Lease location.

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(e) Estimated Purchase Price Adjustment. No more than five (5), but at least two (2), Business Days prior to the Closing Date, Seller shall deliver to Purchaser an unaudited statement (the “Seller Estimated Adjustment Statement”) setting forth (i) Seller’s good faith estimate of the amount of all Indebtedness of the Company that will be outstanding as of the Closing Date (the “Estimated Closing Indebtedness”), (ii) Seller’ good faith estimate of the amount of all Transaction Expenses that will be unpaid and outstanding as of the Closing Date (the “Estimated Transaction Expenses”), (iii) Seller’s good faith estimate of the amount of all Cash On Hand as of the Closing Date (the “Estimated Closing Cash”), (iv) Seller’s good faith estimate of the Net Working Capital as of 11:59 p.m., Eastern time, on the Business Day immediately prior to the Closing Date (the “Estimated Closing Net Working Capital”) and (v) based on such estimates, a calculation of the Cash Amount; provided, however that in the event the Cash Amount is reduced to less than zero dollars, the amount by which the Cash Amount is less than zero dollars shall reduce the principal amount under the Seller Note. The Seller Estimated Adjustment Statement shall be prepared in a format consistent with the example included under the heading “Seller Estimated Adjustment Statement” set forth on Exhibit B attached hereto. Seller shall consult in good faith with Purchaser and its Representatives regarding the preparation of the Seller Estimated Adjustment Statement prior to and after the issuance thereof, and shall accept Purchaser’s reasonable comments to the Seller Estimated Adjustment Statement. At the Closing, Purchaser shall pay the Estimated Closing Indebtedness and the Estimated Transaction Expenses in accordance with the Flow of Funds Memorandum.

Section 2.3 Post-Closing Purchase Price Adjustment.

(a) Within three hundred sixty-five (365) days after the Closing Date, Purchaser shall deliver to Seller an unaudited statement (the “Purchaser Adjustment Statement”) setting forth (i) the Net Working Capital as of 11:59 p.m., Eastern time, on the Business Day immediately prior to the Closing Date (the “Closing Net Working Capital”), (ii) Purchaser’s calculation of the Indebtedness of the Company outstanding as of immediately prior to the Closing (the “Closing Indebtedness”), (iii) Purchaser’s calculation of all of the unpaid Transaction Expenses outstanding as of immediately prior to the Closing (the “Closing Transaction Expenses”), (iv) Purchaser’s calculation of the Cash On Hand as of immediately prior to the Closing (the “Closing Cash”) and (v) the resulting adjustment to the Cash Amount, if any, determined in accordance with Section 2.3(f) below. The Purchaser Adjustment Statement shall be prepared in a format consistent with the example set forth on Exhibit C attached hereto.

(b) If Seller disputes any items included in the Closing Net Working Capital, the Closing Indebtedness, the Closing Transaction Expenses or the Closing Cash as calculated by Purchaser in the Purchaser Adjustment Statement, Seller shall deliver to Purchaser no more than one (1) written notice of such dispute (the “Purchaser Adjustment Statement Objection Notice”) within thirty (30) days of receipt of the Purchaser Adjustment Statement; provided that Seller may so object to the Purchaser Adjustment Statement and the items set forth therein solely based on (i) whether such item objected to was prepared in accordance with the guidelines set forth in this Agreement concerning determination of the amounts set forth therein or (ii) whether the item objected to contains a mathematical or clerical error, and no other basis. During the period of the preparation of the Purchaser Adjustment Statement Objection Notice, Seller and their accountants, lawyers and Representatives shall be given reasonable access during regular business hours to (and shall be allowed to make copies of) the relevant Books and Records of the Company and to applicable personnel of the Company reasonably requested by such Persons, in each case for the sole purpose of their review of the final determination of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Closing Cash pursuant to this Section 2.3. Such Purchaser Adjustment Statement Objection Notice shall list with reasonable specificity Seller’s points of disagreement with the Purchaser Adjustment Statement and describe in reasonable detail the basis for the disputed items. Seller’s failure to include any item listed on the Purchaser Adjustment Statement in the Purchaser Adjustment Statement Objection Notice shall be deemed an acceptance of such item and the Purchaser Adjustment Statement shall be final and binding upon Purchaser and Seller with respect to all such items. Seller’s failure to provide a Purchaser Adjustment Statement Objection Notice within thirty (30) days after receipt of the Purchaser Adjustment Statement shall be deemed an acceptance of such Purchaser Adjustment Statement and, as such, the Purchaser Adjustment Statement shall be final and binding upon Purchaser and Seller.

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(c) If Seller delivers a timely Purchaser Adjustment Statement Objection Notice, and Purchaser and Seller are able to resolve the dispute within thirty (30) days of Purchaser’s receipt of the Purchaser Adjustment Statement Objection Notice (or such longer period as Purchaser and Seller may agree), Purchaser and Seller shall set forth the agreed upon Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Closing Cash in a written agreement signed by Seller and Purchaser (a “Settlement Agreement”) and such Settlement Agreement shall be final and binding upon Purchaser and Seller.

(d) If Seller delivers a timely Purchaser Adjustment Statement Objection Notice and Purchaser and Seller are unable to resolve such dispute as provided for in Section 2.3(c) by mutual agreement within thirty (30) days of Purchaser’s receipt of the Purchaser Adjustment Statement Objection Notice (or such longer period as Purchaser and Seller may agree), Purchaser and Seller hereby agree that they shall promptly submit the disputed matters to the Accountant to resolve such dispute. If issues are submitted to the Accountant for resolution, Purchaser and Seller shall enter into a customary engagement letter with the Accountant at the time the disputed matter is submitted to the Accountant. Seller and Purchaser shall furnish, at their own expense, to the Accountant and to each other a written statement of their position with respect to each matter in dispute, and Seller and Purchaser may deliver to the Accountant and to each other its response to the other’s position on each such matter in dispute. With each submission, Seller and Purchaser may also furnish to the Accountant such other information and documents as they deem relevant or such other information or documents as may be requested by the Accountant with appropriate copies or notification being given to the other.

(e) Purchaser and Seller shall direct the Accountant to resolve the disputed matters based on the materials submitted to it pursuant to Section 2.3(d) within thirty (30) days following the submission of such materials, and the Accountant shall not make any other determination or undertake any independent discovery. In making such determination, the Accountant shall act in its capacity as an expert in accounting and not as an arbitrator and may only consider those items and amounts (and related items and amounts) as to which Purchaser and Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with GAAP(except for any permitted exceptions therefrom described in the definitions of Net Working Capital, Indebtedness, Transaction Expenses or Cash On Hand) and, to the extent consistent with GAAP, in conformity with the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing the Company Financials; provided, that the determination of the Accountant will neither be more favorable to Purchaser than reflected in the Purchaser Adjustment Statement, nor more favorable to Seller than reflected in the Purchaser Adjustment Statement Objection Notice. Purchaser and Seller shall cooperate with the Accountant and promptly provide all documents and information reasonably requested by the Accountant. In connection with its resolution of the dispute, the Accountant shall deliver to Purchaser and Seller a report (the “Accountant’s Report”) in which the Accountant shall determine those items and amounts that are the subject of the dispute between Purchaser and Seller. The Accountant’s Report shall set forth, in reasonable detail, the Accountant’s determination with respect to each of the disputed items in the Purchaser Adjustment Statement Objection Notice, and a revised calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses or Closing Cash, as applicable, together with supporting calculations. All fees and expenses relating to this work of the Accountant shall be borne by Purchaser, on one hand, and Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation shall also be determined by the Accountant and be included in the Accountant’s Report. The Accountant’s Report shall be final and binding upon Purchaser and Seller and shall be deemed a final arbitration award that is binding on each of Purchaser and Seller and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Accountant’s Report.

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(f) The final determination of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Closing Cash either through Seller’s failure to timely deliver a Purchaser Adjustment Statement Objection Notice pursuant to Section 2.3(b), the entry into a Settlement Agreement pursuant to Section 2.3(c) or the delivery of an Accountant’s Report pursuant to Section 2.3(e) shall be referred to as the “Accepted Adjustment Statement.” If there is a Purchase Price Surplus, then Seller shall pay to Purchaser the Purchase Price Surplus, which shall be payable by Seller by setting off such amount payable by Seller (or portion thereof) first against the Escrow Amount until the balance of the Escrow Amount shall have reached zero and then against the Bonus Payment. If there is a Purchase Price Shortfall, then Purchaser shall pay to Seller, within three (3) Business Days following the determination of the Accepted Adjustment Statement, cash in the amount of such Purchase Price Shortfall, by wire transfer of immediately available funds to an account designated in writing by Seller.

Section 2.4 Closing. The consummation of the purchase and sale of the Interests and the other transactions contemplated hereunder (the “Closing”) shall take place at 9:00 a.m., Eastern time, on a date to be specified by the parties, which shall be the first day of the month following State Approval and after the satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), electronically or at such other time, date and place as the parties may mutually agree (such date on which the Closing is to take place being the “Closing Date”). The Closing shall be deemed effective for all purposes at 12:01 a.m., Eastern time, on the Closing Date.

Section 2.5 Withholding. Seller represents that amounts payable to Seller hereunder as consideration are not subject to any withholding (including any non-resident state income tax withholding) of any kind. Notwithstanding anything to the contrary in this Agreement, Purchaser or the Company (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; provided, Seller shall indemnify Purchaser for any failure to so withhold. To the extent that any amounts are so withheld, (a) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller or such other Person in respect of which such deduction and withholding was made, and (b) Purchaser or the Company (as appropriate) shall provide to Seller or such other Person written notice of the amounts so deducted or withheld.

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Section 2.6 Escrow. At Closing Purchaser shall withhold from the Final Purchase Price and furnish to Escrow Agent the Escrow Amount, which along with any interest thereon shall be held by the Escrow Agent and will be available to satisfy any indemnification and any other amounts owed to Purchaser under this Agreement, and will be held and disbursed in accordance with the terms of the Escrow Agreement the form of which shall be mutually agreed upon by Purchaser and Seller prior to Closing. All fees and expenses of the Escrow Agent (the “Escrow Agent Fee”) shall be borne equally between the Buyer and Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Except as set forth in the disclosure schedule delivered by Seller to Purchaser on the date hereof (the “Disclosure Schedule”), which Disclosure Schedule is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement and which disclosure in any section or paragraph of the Disclosure Schedule shall qualify the corresponding section or subsection in this Article III, the Company and Seller, represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization, Standing and Power.

(a) The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, (ii) has all requisite corporate power and authority to own, lease, license and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties and assets it owns, operates, leases or subleases or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Disclosure Schedule sets forth a true and complete list of (i) the Company’s articles of formation, operating agreement (or other similar agreement), if any, equityholders’ agreements, if any, and any other similar governing documents, each as amended to date, and (ii) the resolutions and records of proceedings of all meetings of, and actions taken by, the members, managers and any other similar governing person or body of the Company in the last three (3) years (together, the “Company Organizational Documents”). The Company has Made Available to Purchaser true, correct and complete copies of the Company Organizational Documents. The Company Organizational Documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company or Seller. Since the date that the Company Organizational Documents were Made Available to Purchaser, there have been no changes, amendments, alterations or additions to such documents. Neither the Company nor the Seller is in violation of any of the provisions of the Company Organizational Documents.

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(c) The Company is not qualified to do business as a foreign limited liability company in any jurisdiction.

Section 3.2 Capitalization; Title to Interests; Subsidiaries.

(a) The Interests constitute the only limited liability company interests and other ownership, equity, profit interests or securities of the Company issued, held in treasury, reserved for issuance or outstanding. All of the Interests (i) have been duly authorized and validly issued, (ii) are not subject to, and were not issued in violation of, any preemptive rights or rights of first refusal or first offer, purchase option, call option, subscription right or any similar right under any provision of Applicable Law, the Company Organizational Documents or any Contract to which Seller or the Company is a party or otherwise bound and (iv) have been offered, sold and issued in compliance with all Applicable Law. The Seller is the sole member of the Company and owns all of the outstanding equity interests of the Company.

(b) Except as set forth on Section 3.2(b) of the Disclosure Schedule, Seller owns good, valid and marketable title to the Interests as set forth on Section 3.2(b) of the Disclosure Schedule, free and clear of any and all Liens (including any spousal interests (community or otherwise)).

(c) Except for this Agreement, the Senior Secured Loan, and the operating agreement of the Company (including any amendments thereto) Made Available to Purchaser, (i) there are no Contracts, arrangements, options, warrants, puts, calls, subscriptions, rights (including rights to subscribe for or purchase from the Company), claims, understandings, voting trusts, proxies, plans or commitments of any character relating to the issuance, sale, purchase, granting of rights to acquire, redemption, conversion, exchange, registration, voting or transfer of any limited liability company interests and other ownership, equity, profit interests or securities of the Company; and (ii) none of the Interests or the limited liability company interests and other ownership, equity, profit interests or securities of the Company is subject to any Contract, obligation, undertaking or arrangement with respect to dividend rights (including declared but unpaid dividends), preferences, sales, acquisitions, issuances, redemptions, registrations, transfers or other dispositions. There are no outstanding securities of the Company that are convertible into or exchangeable or exercisable for any limited liability company interests and other ownership, equity, profit interests or securities of the Company. There are no (i) preemptive rights, dividend rights, Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any capital stock or other equity interests or securities of the Company; (ii) outstanding deferred compensation, equity interest appreciation, phantom, profit participation or similar rights with respect to the Company; or (iii) Contracts or commitments that could require the Company to repurchase, redeem or transfer any of its limited liability company interests and other ownership, equity, profit interests or securities of the Company. All issuances, sales, repurchases, redemptions and transfers of the limited liability company interests and other ownership, equity, profit interests or securities of the Company have been made in compliance with all applicable securities and other Applicable Law of any relevant jurisdiction. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which Seller or the Company, as applicable, may vote.

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(d) No distributions are payable with respect to the Interests.

(e) Upon delivery of the Interests to Purchaser on the Closing Date in accordance with this Agreement and upon Purchaser’s payment to Seller of the Initial Purchase Price in accordance with Section 2.2(a), the entire legal and beneficial interest in the Interests and good, valid and marketable title to the Interests, free and clear of all Liens (including any spousal interests (community or otherwise)) other than restrictions on transfer arising under applicable securities laws, will pass to Purchaser.

(f) The offer, issuance and sale of the Interests were (a) exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all Applicable Laws and (c) accomplished in conformity with all other Applicable Laws. None of such Interests are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

(g) The Company does not have any Subsidiaries and does not own, directly or indirectly, any equity interests or securities in, or otherwise control, directly or indirectly, any Person.

Section 3.3 Authority; Binding Agreement; No Conflict.

(a) Each of the Company and the Seller has the requisite power, authority and capacity to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company or Seller are a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of the Company and Seller, as applicable. No other action or proceeding on the part of the Company or Seller is necessary to authorize this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby and thereby.

(b) This Agreement has been duly executed and delivered by the Company and Seller, and each Ancillary Document to which the Company or Seller is a party, when executed and delivered by the Company or Seller, will be duly executed and delivered by the Company and Seller, as applicable. This Agreement constitutes (and each of the Ancillary Documents to which the Company or Seller are a party, when executed, will constitute) (assuming, in each case, the due authorization, execution and delivery by each other party thereto) a legal, valid and binding agreement of the Company or Seller, as applicable, enforceable against the Company or Seller, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

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(c) Except as set forth on Section 3.3(c) of the Disclosure Schedule, the execution, delivery and performance by the Company and Seller of this Agreement and the Ancillary Documents to which the Company or Seller are a party and the consummation of the transactions contemplated hereby and thereby by the Company and Seller, as applicable, do not and will not (i) violate or conflict with the Company Organizational Documents, (ii) result in any failure to comply with any material Applicable Law to which the Company, Seller or any assets of the Company is subject or may be bound or any Company Permit or (iii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification, notice or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty or increased Liabilities, fees or the loss of a benefit under or result in the imposition of any Lien on the Company’s assets under, any of the terms, conditions or provisions of (A) any Contract to which the Company is a party or is otherwise bound or (B) any Contract to which Seller are a party or by which Seller or any Interests may be bound or subject.

(d) Other than State Approval, no Permit, concession of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company or Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.4 Financial Statements. Section 3.4 of the Disclosure Schedule sets forth true, correct and complete and accurate copies of (a) the unaudited general ledger and income statements of the Company as of July 31, 2022, July 31, 2021 and July 31, 2020, and the related unaudited statements of income of the Company for each of the twelve (12) month periods then ended, including any related notes, schedules and other supplementary information (such financial statements described in this clause (a), collectively, the “Company Year‑End Financials”), and (b) the unaudited general ledger of the Company (the “Company General Ledger”) as of May 31, 2023 (the “General Ledger Date”) and the related unaudited statements of income of the Company for the six-month period then ended (collectively, the “Company Interim Financials”). The Company Year‑End Financials and the Company Interim Financials (collectively referred to as the “Company Financials”) have been prepared from, and are in accordance with, (x) the Books and Records of the Company, which Books and Records are complete and accurate in all material respects, and (y) GAAP consistently applied throughout the periods indicated (except that the Company Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Company Financials present fairly, in all material respects, the financial condition, operating results, cash flows and the capital accounts of the members of the Company as of the dates and for the periods indicated therein.

Section 3.5 No Undisclosed Liabilities. The Company does not have any material Liabilities other than (a) Liabilities disclosed, recorded or otherwise reserved against in the Company Balance Sheet, none of which constitute a breach of contract, warranty, tort, infringement claim or Action, (b) Liabilities incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, and (c) Transaction Expenses, if any, incurred by or on behalf of the Company, all of which will be paid in full at or prior to the Closing.

Section 3.6 Absence of Certain Changes or Events. Since July 1, 2022, (w) the Company has conducted its business only in the ordinary course of business consistent with past practice, (x) the Company has not suffered any material damage, destruction or loss (whether or not covered by insurance), (y) there has not been any Effect that (either individually or in the aggregate) has had or would reasonably be expected to have a Company Material Adverse Effect and (z) the Company has not taken any of the following actions:

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(a) (i) adjusted, split, combined or reclassified any of the equity interests of the Company or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for equity interests or any other securities of the Company; or (ii) purchased, redeemed or otherwise acquired, or offered to purchase, redeem or otherwise acquire, any equity interests or any other securities of the Company or any rights, warrants or options to acquire any such equity interests or other securities;

(b) issued, delivered, sold, granted, pledged or amended the terms of (whether by merger, consolidation or otherwise) any equity interests of the Company, any other voting securities or any securities convertible or exercisable into or exchangeable for, or any rights, warrants or options to acquire, any such equity interests, voting securities or convertible or exchangeable securities;

(c) amended, adopted, authorized or proposed any amendments to the Company Organizational Documents;

(d) proposed, adopted or entered into any Contract or plan with respect to or consummated (i) any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or (ii) (A) any merger, consolidation or other business combination with, or (B) any acquisition of any assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice), securities or any capital stock of or interest in, any Person, other than the transactions contemplated hereby;

(e) sold, licensed, mortgaged, transferred, leased, assigned, pledged, subjected to any Lien or otherwise disposed of or encumbered any property, rights or assets of the Company;

(f) entered into any Contract that would be binding on the Company after the Closing and that would limit the freedom or in any way restrict the business activities of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any Person or to conduct business in any geography, or to solicit the services or employment of or hire any individual or group of individuals;

(g) (i) incurred or assumed any Indebtedness or issued any debt securities, (ii) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (iii) made any loans, advances or capital contributions to or investments in any other Person except for advances for travel and other miscellaneous expenses in the ordinary course of business consistent with past practice to employees of the Company;

(h) made any changes in accounting methods, procedures, principles or practices or changed any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, in each case, except insofar as may have been required by a change in GAAP;

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(i) increased benefits payable under any severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any member, manager, officer or employee of the Company; altered, established, adopted, or amended any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, change of control payment, severance, equity option, restricted equity or other benefit plan or arrangement, including any Company Plans, covering any past or present member, manager, officer, employee, contractor or consultant of the Company; or increased compensation, bonus or other benefits payable to any member, manager, officer, employee, contractor or consultant of the Company, except for normal annual increases for non-executive employees in the ordinary course of business consistent with past practice;

(j) other than in the ordinary course of business consistent with past practice, hired any employees, officers, managers, consultants or contractors, terminated any employees, officers, managers, consultants or contractors, or induced or attempted to induce any employees, officers, managers, consultants or contractors, whether directly or indirectly, to terminate their employment or engagement with the Company prior to, at or after the Closing;

(k) (i) modified, amended, terminated or assigned any Lease or entered into any new leases, subleases, licenses or occupancy agreements for real property, (ii) waived, released, relinquished or assigned any of the rights of the Company under any Lease or (iii) taken any action that could adversely affect the term, validity or enforceability of any Lease;

(l) (i) revoked, rescinded, made or changed any Tax election (nor has any action changed the Tax treatment of the Company); (ii) settled or compromised any Tax Liability assessment; (iii) failed to pay any Tax when due; (iv) taken any action that has the effect of deferring income to the post-Closing tax period or accelerating any tax deduction to the pre-Closing tax period; and (v) amended any Tax Return, changed any method of Tax accounting, entered into any closing agreement with respect to any Tax, surrendered any right to claim a Tax refund or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;

(m) initiated, compromised or settled any litigation (whether civil, criminal, administrative, in law or at equity), arbitration proceeding or other Action;

(n) amended, modified, terminated, cancelled or permitted to lapse any insurance policies maintained by the Company;

(o) entered into any joint venture, partnership or other similar arrangement;

(p) entered into any Contract with any Affiliate, equityholder, officer, manager, employee or consultant of the Company;

(q) (i) entered into any Contract that if existing on the date hereof would be a Material Contract or (ii) terminated, modified, amended or supplemented in any material respect any Material Contract;

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(r) entered into or become subject to a power of attorney;

(s) cancelled any debts or waived any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company);

(t) made or committed to make any capital expenditures or capital additions or improvements involving more than $30,000 in the aggregate;

(u) created, assumed, paid, discharged, settled or satisfied any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than in the ordinary course of business consistent with past practice; or

(v) authorized any of, or committed or agreed, in writing or otherwise, to take any of, the foregoing actions.

Section 3.7 Tax.

(a) All Tax Returns relating to the Company or the Acquired Business have been timely filed. All such Tax Returns are true, correct and complete in all respects. All Taxes (whether or not shown on any Tax Return) of the Company or related to the Acquired Business have been timely paid (including installment payments of Taxes). The Company Balance Sheet reflects liabilities and reserves (in accordance with GAAP) for all Taxes of the Company through the Balance Sheet Date. Section 3.7(a) of the Disclosure Schedule contains a complete and accurate list of all jurisdictions in which Tax Returns are filed by or with respect to the Company and the Acquired Business.

(b) No deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of Seller, proposed, with respect to the Company or the Acquired Business, and neither Seller nor the Company has executed any waiver of any statute of limitations or any extension of the period for the assessment or collection of any Tax.

(c) The Company has timely withheld and timely paid over to the appropriate Tax authority all Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party and has complied with all reporting obligations with respect to such amounts.

(d) No audit or other examination of any Tax Return with respect to the Company or the Acquired Business is presently in progress, and neither Seller nor the Company has been notified of any request for such an audit or other examination.

(e) The Company has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency that has not yet been resolved. No deficiencies for Taxes with respect to the Company or the Acquired Business have been claimed, proposed or assessed by any Governmental Entity.

(f) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Interests or the assets of the Company.

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(g) No claim has been made or threatened in the past five (5) years by any Governmental Entity in a jurisdiction where Tax Returns are not filed that the Company or the Acquired Business is or may be subject to taxation in that jurisdiction.

(h) The Company has no Liabilities for Taxes of any other Person by operation of Applicable Law or otherwise, or is currently under any contractual obligation to indemnify any Person with respect to Taxes, or is a party to any Tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes.

(i) Neither the Company nor the Purchaser will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in the Acquired Business’ or Company’s method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481(a) of the Code, (ii) any Acquired Business installment sale or open transaction entered into on or prior to the Closing Date, (iii) any prepaid amount received or paid on or prior to the Closing Date by the Company or the Acquired Business or any deferred revenue of the Company or the Acquired Business, or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date by the Company or the Acquired Business.

(j) The Company has not filed, and does not have pending, any ruling requests with any taxing authority, including any request to change any accounting method.

(k) Neither the Company nor the Seller has engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011‑4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011‑4(b)(2). Seller and the Company have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement penalty under Code Section 6662 or any similar provision of other Applicable Law, and are in possession of supporting documentation as may be required under any such provision.

(l) The Company is not a party to any interest rate swap, currency swap, notional principal contract, or similar transaction.

(m) None of the Company’s assets are required to be depreciated under the alternative depreciation system under Section 168(g)(2) of the Code, or are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(n) The Seller is a “United States person” as such term is used in Section 1445 of the Code.

(o) Since its formation, the Company has been, and currently is, classified as a corporation, for federal, state, county and local tax purposes; the Company files its own state Taxes and its federal Taxes are consolidated with the Seller’s tax filings.

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(p) The Company has at all times complied in all respects with Section 280E of the Code.

(q) The unpaid Taxes of the Company will not exceed the Pre-Closing Taxes included in the Seller Estimated Adjustment Statement.

(r) The Company paid qualified wages to employees during the COVID-19 pandemic and subsequently claimed and received the refundable Employee Retention Tax Credit (“ERTC”). The Company did not receive any Paycheck Protection Program Loans during the COVID-19 pandemic or any other benefits or deferrals made under any COVID-19 Law.

Section 3.8 Real Estate.

(a) Except as set forth on Section 3.8(a) of the Disclosure Schedule, the Company does not own any real property or have a fee ownership interest in any real property, including any rights, Contracts or options to acquire an ownership interest in any real property.

(b) Section 3.8(b) of the Disclosure Schedule sets forth a complete and accurate list of all leases, subleases, license agreements and other similar such use and occupancy agreements, including any amendments or modifications thereto, whether written or oral (collectively, the “Leases”), pursuant to which any real property is leased, subleased, licensed or otherwise occupied by the Company (collectively, the “Leased Real Property”), and which list specifies (i) the use made of each Leased Real Property, (ii) the common street address of each Leased Real Property and (iii) the identities of the parties under the Leases. Except for the Leases, the Company is not a party to any real property leases, subleases, licenses or occupancy agreements pursuant to which the Company is the lessee, sublessee, licensee or occupant of any real property. Seller has Made Available to Purchaser true, correct and complete copies of all written Leases or summaries of the material terms of any oral Leases.

(c) Each of the Leases is in full force and effect and is a valid and binding obligation of the Company and each other party thereto, and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, and will remain in full force and effect on identical terms immediately following the Closing. Neither the Company nor, to the Knowledge of Seller, any other party to any Lease is in breach of or default under any Lease (including any provision the breach or default of which could result in termination of the applicable Lease), or ancillary documents relating thereto, and no event has occurred or circumstance exists which with the delivery of notice, the passage of time or both, would constitute a breach or default under any Lease, or permit the termination of, modification of or acceleration of rent or other amounts payable by or to the Company under any such Lease or ancillary document related thereto. The Company is not obligated under or bound by any option, right of first refusal, purchase Contract, commitment, term sheet or other contractual right to sell, assign, lease, sublease, use (or allow use of), or purchase any Leased Real Property or any portions thereof or interests therein. The Company’s possession and quiet enjoyment of the Leased Real Property has not been disturbed in any material respect and there are no disputes with respect to any Lease. The Company has not received any notice that a security deposit or portion thereof deposited with respect to any Lease has been applied with respect to a breach or default under any Lease that has not been redeposited in full. The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease or the leasehold estate in any Leased Real Property. The Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any Lease.

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(d) The Leased Real Property (including all operations thereon) complies with the requirements of all Applicable Laws, including all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations as well as any easements, covenants or other matters of record affecting the Leased Real Property. The Leased Real Property has received approvals of all Governmental Entities required in connection with the ownership, lease or use thereof and the facilities, improvements and operations thereon.There are no covenants, conditions, rights-of-way, easements or similar restrictions or any other conditions affecting all or any portion of the Leased Real Property that impair the ability to use any such Leased Real Property in the operation of the Acquired Business. All buildings, facilities and other improvements located on the Leased Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer. The Company has made all material repairs and replacements required to be made by it under any Lease to which it is a party relating to the applicable Leased Real Property. There are no Contracts pursuant to which the Company has granted to any Person the right to use or occupy any portion of the Leased Real Property.

Section 3.9 Title to Assets. Except as set forth on Section 3.9 of the Disclosure Schedule the Company has good, valid, and, if applicable, marketable title to, or a valid leasehold interest in, all of the material properties (including the Leased Real Property and the License) and assets, tangible or intangible, owned, used or held for use in the Acquired Business, free and clear of all Liens except for Permitted Liens. All such material items of tangible property (including the Leased Real Property and all improvements thereon) and other assets of the Company are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Each property or asset, tangible or intangible, material to the operation of the Acquired Business immediately prior to the Closing will continue to be owned, licensed or leased by the Company on identical terms and conditions immediately subsequent to the Closing. The Company owns, or has a valid leasehold interest in, all facilities, machinery, equipment and other assets necessary and sufficient for the conduct of the Company’s business as currently conducted.

Section 3.10 Intellectual Property. The Company does not own any Company IP or Intellectual Property. The Parties expressly agree that the Company has no title, right, or ownership in or to any of Seller’s or Seller’s Affiliates’ Intellectual Property and, that this Agreement in no manner or means grants to Purchaser any right, title, license, or interest in and to any Intellectual Property of Seller or Seller’s Affiliates and any use by Company thereof, including any use of the trademark(s) or wordmarks “BAM Body and Mind”, “BAM”, “BaM”, and/or “Body and Mind” (or any derivation or combination of the same).

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(a) The Company has not infringed and is not currently infringing the Intellectual Property of any Person, and the continued operation of the Acquired Business as presently conducted (including the use of the Company IP and the use, provision, development, manufacture, import and sale of products and services of the Company) will not infringe upon the Intellectual Property or other rights of any other Person. The Company has not received any notice of a claim of any such infringement, including in the form of an invitation to take a license, and to the Knowledge of Seller, none of its vendors or customers has received any notice of a claim of any such infringement pertaining to the products or services of the Company. The Company has not been a party to any Action alleging a claim of any such infringement. The Company has not instituted or threatened to institute any Action against any Person alleging the infringement of any Intellectual Property. To the Knowledge of Seller, no other Person is infringing any Company IP. For purposes of this Section 3.10, the term “infringement” and variations thereof means infringement, misappropriation or other violation or unlawful use.

(b) The Company has not materially breached, and is not currently in material breach of, any Contract under which the Company has rights to Licensed IP. The Company has not received any notice of a claim of any such breach. To the Knowledge of Seller, no other party to any Contract governing Company IP or Licensed IP is, or is alleged to be, in breach of such Contract.

(c) The Company has obtained from its current and former employees and all other persons or entities who have conceived, reduced to practice, authored or otherwise created or developed any Intellectual Property for the Company all right, title and interest in and to all such Intellectual Property, free and clear of all Liens and licenses, pursuant to valid, written agreements.

(d) The computer systems, including Software, hardware, networks, databases, systems, telecommunications equipment and websites (and all information transmitted thereby or stored therein), owned, leased, licensed or otherwise used or held for use by the Company are reasonable for the Acquired Business as presently conducted. To the Knowledge of Seller, such systems are free from any material defect, bug, or programming, design or documentation error. Seller has implemented and maintains commercially reasonable security and maintenance and support procedures and facilities and disaster recovery and business continuity plans that comply with Applicable Law to protect the operation, security and integrity of such systems from material disruptions in operation or unauthorized disclosure, use or modification. There has not been any failure of such systems that caused a material disruption to the conduct of the Acquired Business, or to the Knowledge of Seller, any violations, intrusions or security breaches of such systems.

(e) The Company complies and has complied (and requires and monitors and has required and monitored the compliance of applicable third parties such as vendors which have access to Personal Information) with (i) all applicable Privacy and Data Security Laws with respect to the collection, possession, maintenance, transfer or use of personal data and information and (ii) any applicable or published data security and privacy policies or related policies, programs or other notices of the Company. To the Knowledge of Seller, there has been no unauthorized access to or use of, or any security breach relating to or affecting, any Personal Information maintained or processed by the Company. No Person has made a claim for compensation from, and no Governmental Entity has made any allegation against, the Company for the loss of or unauthorized disclosure or transfer of Personal Information.

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(f) The Company has taken, and is currently taking, reasonable measures to detect breaches of Personal Information and maintain and train applicable personnel on policies and procedures to escalate any detected breaches to the attention of the Company’s officers. The Company has written agreements with each third party service provider or partner having access to Personal Information requiring compliance with applicable Privacy and Data Security Laws. The execution, delivery and performance of this Agreement and any Ancillary Document do not constitute a violation of any applicable Privacy and Data Security Laws. To the extent that the Company collects Personal Information of its customers, the Company maintains records of any such customers’ communications preferences, such as opt-ins and opt-outs for various forms of direct marketing, behavioral advertising and customer tracking, sufficient for the Company to honor such preferences and comply with all applicable Privacy and Data Security Laws.

Section 3.11 Contracts.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a complete and accurate list, or, if oral, an accurate and complete description of all material terms, of each of the following Contracts to which the Company is a party or by which any of its properties or assets is bound, in each case as amended (each, regardless of whether or not set forth on Section 3.11(a) of the Disclosure Schedule, a “Material Contract” and collectively, the “Material Contracts”):

(i) any Contract limiting the freedom or that in any way purports to restrict the business activities of the Company or any of its employees or former employees or consultants or former consultants to engage in any line of business or sell, supply or distribute any service or product, or to compete with any Person or to conduct business in any geography, or to solicit the services or employment of or hire any individual or group of individuals;

(ii) any Contract containing (A) a most-favored-nation, best pricing or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person, (B) a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party or (C) a “take-or-pay” or similar provision;

(iii) all Contracts or commitments (A) for the purchase, lease, sale or manufacture of products, materials, supplies, equipment or services, and all agreements with independent dealers, sales representatives and resellers, in each case (x) requiring payment to or from the Company in an amount in excess of $50,000 in any given year or in excess of $100,000 in the aggregate, or (y) pursuant to which the Company has agreed to purchase all of its requirements for the goods and/or services in question or which contain minimum volume or Dollar guarantees; or (B) requiring capital expenditures by the Company in excess of $10,000, individually, or $50,000, in the aggregate;

(iv) any Contract (including licenses and covenants not to sue) pursuant to which the Company is using or is authorized to use any Intellectual Property, or pursuant to which any Person is using or is authorized to use any Company IP;

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(v) any Contract (A) relating to the disposition, exchange or acquisition by the Company of the capital stock or other equity interests of any Person or any business or any substantial portion of the assets or rights of any Person, (B) pursuant to which the Company has any ownership interest in any other Person or other business enterprise, or (C) providing for an advance or capital contribution to, or investment in, any other Person;

(vi) any (A) loan agreements, trusts, indentures, mortgages, notes, installment obligations, capital leases, or other Contracts relating to Indebtedness (or any Contract of Guarantee, support, indemnification, assumption or endorsement of, or any similar commitment by the Company to become liable for the Liabilities thereof), (B) offset, countertrade or barter agreement, (C) letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which the Company is the beneficiary);

(vii) any settlement Contract, other than settlement Contracts fully discharged solely for cash;

(viii) any partnership, joint venture or similar Contract to which the Company is a party;

(ix) any Contract obligating the Company to provide indemnification;

(x) (A) any employment, consulting or severance Contract with any current or former executive officer or other employee of the Company, or with any other Person, or (B) any Contract or employee benefit plan, including any equity option plan, equity appreciation right plan or equity purchase plan, change-in-control Contract or plan or retention Contract or plan, including any such Contract or plan for which any of the benefits, compensation or payments will be increased, the vesting of benefits will be accelerated or a payment will be required, as a result of the consummation of the transactions contemplated hereby;

(xi) any union or collective bargaining agreement with any labor union;

(xii) any power of attorney affecting the Company;

(xiii) any bailment, consignment or other similar arrangement, including any such arrangement relating to inventory, equipment or other assets of any customer, supplier or third party;

(xiv) any Lease;

(xv) any Contract, Lease or sublease pursuant to which the Company has granted to any Person the right to use or occupy the Leased Real Property or any portion thereof or interest therein;

(xvi) any other Contract that is material to the financial condition, operations or business of the Company, or which is outside of the ordinary course of business of the Company; and

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(xvii) any Contract or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would reasonably be expected to have an adverse impact on any product, service or other offerings of the Company or otherwise have a Company Material Adverse Effect and that is not disclosed pursuant to clauses (i) through (xvi) above.

(b) Complete and accurate copies of each of the Material Contracts, or, if oral, an accurate and complete description of all material terms thereof, have been Made Available to Purchaser.

(c) Each Material Contract is valid and binding on the Company and each other party thereto and is in full force and effect and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The Company has performed in all material respects all obligations required to be performed by it under each Material Contract and, to the Knowledge of Seller, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. Neither the Company nor Seller have received written notice of, and to the Knowledge of Seller there exists no circumstance or basis that could give rise to, any violation, breach or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation, breach or default under) any Material Contract. Neither the Company nor Seller have received written notice from any party to a Material Contract that such party intends either to modify, cancel, terminate or materially reduce purchases or sales under a Material Contract, nor to the Knowledge of Seller does there exist any circumstance or basis that could give rise to any such modification, cancelation or termination of, or material reduction under, a Material Contract. Each Material Contract will continue in full force and effect without penalty or other adverse consequence (including giving rise to any obligation of the Company, Purchaser or any of Purchaser’s Affiliates to make any payment or payments to any Person) upon consummation of the transactions contemplated by this Agreement.

Section 3.12 Litigation; Orders. There is no action, suit, proceeding, claim, arbitration, charge or investigation (collectively, “Actions”) pending or, to the Knowledge of Seller, threatened against or involving the Company, any Company Plan, any of their assets, properties or rights or any of the Company’s officers, managers or employees in their capacities as such, or Seller in connection with the Acquired Business, including any Action questioning, challenging or seeking to prevent, hinder or delay the transactions contemplated by this Agreement. No material citations, fines or penalties have been asserted against the Company, or Seller in connection with the Acquired Business, under any Applicable Law that remain outstanding. There are no judgments, orders, settlements or decrees outstanding against the Company, or Seller in connection with the Acquired Business. Section 3.12 of the Disclosure Schedule includes a description of all past Actions involving the Company or any officer, manager or employee of the Company in their capacities as such, or Seller in connection with the Acquired Business.

Section 3.13 Environmental.

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(a) No Hazardous Materials are present on any Business Facility in violation of any Environmental Law and no release of any Hazardous Materials at or from any Business Facility has occurred.

(b) The Company is in compliance in all material respects with all Environmental Laws applicable to the operation of any Business Facility including all Hazardous Materials Activities. The Hazardous Materials Activities of the Company prior to the Closing Date have not resulted in the exposure of any Person or property to Hazardous Materials in a manner which has caused or could reasonably be expected to result in Liability to the Company.

(c) The Company has not arranged for off-site disposal of any Hazardous Materials at a Disposal Site, for which the Company has, or would have in the future, any Liability under Environmental Laws, including any toxic tort Liability for exposure to Hazardous Materials, or any obligation to undertake any investigation, cleanup or remedial action pursuant to Environmental Laws. There are no underground storage tanks or related piping, active or abandoned, at any Leased Real Property in a condition that as of the Closing Date requires any remedial action by the Company pursuant to any Environmental Law, whether or not discovered as of the Closing Date or the subject of a current notice, claim or government investigation as of the Closing Date.

(d) The Company has not received (i) any written notice alleging that it has not complied in any material respect with applicable Environmental Laws and, to the Knowledge of Seller, there are no facts existing that reasonably would give rise to such a notice, or (ii) any written notice, demand, claim or request for information alleging that the Company may be in violation of, liable under or have obligations under any Environmental Law or subject to any other environmental Liability.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Disclosure Schedule contains a complete and accurate list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all pension, retirement, defined benefit, defined contribution, profit sharing, equity, equity purchase, equity option, severance, employment, change-in-control, termination, retention, medical, dental, vision, disability, life, accidental death and dismemberment, cafeteria, flexible spending, post-retirement health and welfare (including any retiree medical or retiree life benefits), fringe benefit, collective bargaining, bonus, incentive, commission, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current, former or retired employee, manager or consultant of the Company, or any members of its Controlled Group (the “Company Employees”), has any present or future right to benefits and which are contributed to, required to be contributed to, sponsored by or maintained by the Company or any member of its Controlled Group, or (ii) the Company or any member of its Controlled Group has any present or future Liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”

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(b) Neither the Company nor any member of its Controlled Group (i) maintains any Company Plan outside the jurisdiction of the United States, or that covers any Company Employee who performs services outside the United States, or (ii) maintains, contributes to, or has any present or future Liability with respect to any employee benefit plan, program, policy or arrangement maintained outside the jurisdiction of the United States, or that covers any Company employee who performs services outside the United States.

(c) With respect to each Company Plan, the Company has Made Available to Purchaser a current, accurate and complete copy including any amendments (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related administrative services agreement, trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) any summary plan description, summary of material modifications and other written communications (or a description of any oral communications) by the Company to any of the Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, (D) nondiscrimination testing results and (E) any material written communications with any Governmental Entity with respect to such Company Plan.

(d) Each Company Plan has been established, maintained and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could be expected to cause such determination letter to be revoked. No event has occurred with respect to the Company Plans and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other Applicable Laws. All contributions, premiums and other payments required by and due under the terms of each Company Plan have been made on a timely basis, and all contributions, premiums and other payments which are not yet due for any period ending prior to or on the Closing Date have been made, contributed, remitted, paid or accrued to the extent required by GAAP. All required reports and descriptions (including Form 5500 Annual Reports) have been timely filed or distributed appropriately with respect to each Company Plan.

(e) Neither the Company nor any member of its Controlled Group has ever maintained, established, sponsored, participated in, contributed to, or has any Liability with respect to, any (i) pension plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” (as defined in ERISA or the Code), or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Plan provides health or welfare benefits that are not fully insured through an insurance Contract. No Liability under Title IV or ERISA has been incurred or is expected to be incurred by the Company or any member of its Controlled Group that has not been satisfied in full, and no condition exists that could be expected to result in the Company or any member of its Controlled Group incurring such Liability.

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(f) No Company Plans provide nor are there any Company Employees eligible for any retiree medical or other post-employment health or welfare benefits, other than COBRA continuation coverage as may be required under Section 4980B of the Code.

(g) With respect to any Company Plan including any assets of any such Company Plan or any fiduciary to any such Company Plan, (i) no Actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Entity is pending or threatened. There has been no non-exempt “prohibited transaction” (and there will be none as a result of any of the transactions contemplated hereby) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Company Plan.

(h) Each Company Plan is by its terms able to be unilaterally amended or terminated by the Company.

(i) No Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), (i) will result in severance pay or any increase in severance pay upon any termination of employment after the date hereof pursuant to any Contract or Company Plan, (ii) will accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Plans or (iii) will cause the Company to record additional compensation expense on its income statement with respect to any outstanding equity based award.

(j) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder (collectively, “Section 409A”), and is in documentary compliance with the applicable provisions of Section 409A. With respect to each such Company Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Section 409A and the regulations thereunder or is otherwise exempt from its application, all the conditions required to retain such treatment remain in effect and are not expected to change so as to subject such Company Plan to Section 409A. The Company has not been required to report to any Governmental Entity any corrections made or Taxes due as a result of a failure to comply with Section 409A.

(k) Section 3.14(k) of the Disclosure Schedule sets forth a complete and accurate list of all payments payable by the Company to Seller or any manager, officer, employee or former manager, officer or employee arising from, relating to or as a result of the consummation of the transactions contemplated by this Agreement (other than the Final Purchase Price), including any payments for equity appreciation or similar rights, any severance or bonus plan payment, any payment of deferred compensation, any transaction bonus or change in control payment, or any similar payment, including the amount of each such payment, the party to whom such payment is or will become due, and, to the extent determinable, the date or dates on which such payments become due.

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(l) No individual classified as a non-employee, including any independent contractor, leased employee or consultant, for purposes of receiving employee benefits, regardless of treatment for other purposes, is eligible to participate in, or receive benefits under, any Company Plan that does not specifically provide for his or her participation.

(m) Each Company Plan, to the extent subject to the provisions of the Patient Protection and Affordable Care Act (“PPACA”), is and has been administered in all respects in accordance with the requirements of PPACA, the Code, ERISA and other Applicable Laws. To the extent that any Company Plan is intended to be grandfathered under the terms of PPACA, the Company has complied in all material respects with the applicable provisions of PPACA, the Code, ERISA, and Applicable Laws, and the Company has not taken any action which would cause any Company Plan to lose such grandfathered status. No event has occurred with respect to the Company Plans that are subject to PPACA that would subject the Company or any member of its Controlled Group, to any material Tax, fine, Lien, penalty or other Liability imposed by PPACA, ERISA, the Code or other Applicable Laws.

(n) With respect to each Company Plan that is subject to coverage, nondiscrimination and/or top-heavy testing, each such Company Plan has passed each such applicable test for each plan year for which the statute of limitations under the Code has not expired and/or has taken the appropriate actions to correct any failure of any such test within the applicable time limits.

Section 3.15 Compliance With Laws.

(a) Except as set forth in Section 3.15 of the Disclosure Schedule, the Company has conducted and is conducting its business in compliance with all Applicable Laws in all material respects. No written notice, action or assertion has been received by the Company or Seller or has been filed, commenced or, to the Knowledge of Seller, threatened against the Company, or Seller in connection with the Acquired Business, alleging any violation of any Applicable Law.

(b) Neither the Company, nor to the Knowledge of Seller, any Person affiliated with, or who does business with, the Company: (i) has ever offered, made or received on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities, to or from any person, entity, or foreign national, state, provincial or local government officials, employees or agents or candidates therefor or other Persons in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law; (ii) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the United States’ Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); (iii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2; or (iv) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order. Without limiting the foregoing, the Company has not conducted any business or transaction with any person or destination in violation of a U.S. or Canadian trade embargos, restrictions or economic sanctions administered by the U.S. Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, or applicable Canadian authorities, including but not limited to exports and re-exports to (a) Burma/Myanmar, Cuba, Iran, North Korea, Sudan or Syria, (b) Persons on the U.S. Department of Commerce Denied Persons List or Entity List, or (c) Persons on the U.S. Department of Treasury’s list of Specially Designated Nationals and Blocked Persons.

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(c) The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no Action by or before any Governmental Entity involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of Seller, threatened.

Section 3.16 Permits. The Company has, and immediately following the Closing will continue to have, all Permits (including the License) required to conduct the Acquired Business, and a true, correct and complete list of all such Permits is set forth on Section 3.16 of the Disclosure Schedule (the “Company Permits”). The Company is in compliance, and has been in compliance, in all respects with the terms of the Company Permits. Each Company Permit is valid and in full force and effect, and no suspension or cancellation of any such Company Permit is pending, or to the Knowledge of Seller, threatened. Subject to receipt of the State Approval, immediately following the Closing, each Company Permit will be in the name of, and usable by, the Company.

Section 3.17 Labor and Employees.

(a) Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list of the names and titles of all of the managers and officers of the Company, and a complete and accurate list of all other employees who are working for the Company as of the date hereof, including in each case, their name, title, department, birth date, service date, full time/part time status, salaried/hourly status, active or leave status (if on leave, with type of leave indicated and expected return date), exempt/non-exempt status, principal place of employment (including country), status as local or expatriate (for expatriate employees identifying both home and host country), base salary/wage, bonus entitlement, commission entitlement, visa status (if applicable) and union affiliation.

(b) Section 3.17(b) of the Disclosure Schedule sets forth a complete and accurate list of all third party temporary employees, consultants, and independent contractors who are currently providing services to the Company and includes their name, employer, work location (including country), position description or service performed, date initially contracted, hours worked, term of assignment and fee structure. All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all Applicable Laws.

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(c) The Company is not a party to any Contract or arrangement between or applying to one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to its employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement. The Company does not have any duty to bargain with any union, works council, trade union, labor organization or other employee representative group or analogous labor organization in connection with the Company Employees. There are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees, or any threats thereof. There are no lockouts, strikes, slowdowns, pickets, work stoppages or, to the Knowledge of Seller, threats thereof by or with respect to any Company Employees nor have there been any such lockouts, strikes, slowdowns, pickets or work stoppages.

(d) The Company: (i) is in compliance with all Applicable Laws with respect to employment, employment practices, immigration matters, terms and conditions of employment, labor relations and wages and hours, in each case, with respect to Company Employees; (ii) has withheld and reported all amounts required by Applicable Law to be withheld and reported with respect to wages, salaries and other payments to the Company Employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice) and (v) has properly classified all of its employees as exempt or non-exempt and is in compliance in all material respects with the Fair Labor Standards Act or any other Applicable Law regarding payment of wages and overtime. There are no pending or threatened or anticipated Actions against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any member of its Controlled Group has direct or indirect Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(e) Each Company Employee is or was at the time of his or her employment with the Company: (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the Company or for any United States employer, and the Company has completed a valid Form I-9 (Employment Eligibility Verification) for each Company Employee.

(f) There are no outstanding citations, assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing as a result of any violation of any Applicable Laws in respect of workplace safety applicable to the Company Employees.

(g) Except in the ordinary course of business, no proposal, assurance or commitment has been communicated to any Company Employees regarding any (i) change to his or her terms of employment or working conditions or (ii) continuance, introduction, increase or improvement of any benefit or any customary or discretionary arrangement or practice, and no negotiations have commenced for any such matter.

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Section 3.18 Insurance. Section 3.18 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies currently maintained by or for the benefit of the Company, including policies providing property, casualty, fire, liability, vehicular, workers’ compensation, employers’ liability, bond and surety agreements, directors’ and officers’ liability insurance, and other forms of insurance, including a complete claims history with respect to each such policy. With respect to each such insurance policy: (i) all policy premiums due to date have been paid in full and the policy is legal, valid, binding and enforceable, and in full force and effect; and (ii) neither the Company nor any of its Affiliates and, to the Knowledge of Seller, no other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the passage of time or both, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy. No claim under any such policies has been denied or disputed and, to the Knowledge of Seller, no such denial or dispute has been threatened. The Company has Made Available to Purchaser true, correct and complete copies of all insurance policies listed or required to be listed on Section 3.18 of the Disclosure Schedule. The Company has not been (A) denied insurance or (B) offered insurance only at a commercially prohibitive premium.

Section 3.19 Accounts Receivable; Accounts Payable.

(a) All accounts receivable of the Company, whether reflected on the Company Balance Sheet or subsequently created, are valid receivables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All such accounts receivable are good and collectible (and subject to no setoffs or counterclaims) at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Company Balance Sheet. The Company has good and marketable title to its accounts receivable, free and clear of all Liens. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any notes or accounts receivable of the Company.

(b) All accounts payable and notes payable of the Company, whether reflected on the Company Balance Sheet or subsequently created, are valid payables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with past practices.

Section 3.20 Inventory. All Inventory of the Company is of a quality, quantity and condition useable or saleable in the ordinary course of the Acquired Business, except to the extent of any reserves reflected in the Company Financials. None of the Inventory reflected on the Company Financials is obsolete and no write-down of such Inventory has been made or should have been made since the Balance Sheet Date. All of such Inventory is located at the facilities of the Company and no Inventory is held on a consignment basis.

Section 3.21 Bank Accounts. Section 3.21 of the Disclosure Schedule sets forth a full and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company maintains an account and safe deposit box, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawals.

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Section 3.22 Transactions with Affiliates. Except as set forth on Section 3.22(a) of the Disclosure Schedule, neither Seller, any Affiliate of Seller nor any Family Member of Seller, nor any Person in which Seller or any Affiliate of Seller or any such Family Member owns any material beneficial interest, (i) is a party to or the beneficiary of any Contract with the Company (each such Contract, an “Affiliate Agreement”), (ii) owns or has any interest in any material right, property (including the Leased Real Property) or asset owned, leased, licensed, used or held for use by the Company or (iii) provides or makes available any services to the Company that, if not provided, would, individually or in the aggregate, reasonably be expected to materially impair the operation of the Acquired Business.

Section 3.23 Brokers; Fees. Except for Seller’s designated broker, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company, Seller or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement or the Ancillary Documents. The Seller represents and warrants that the Seller shall be and is solely responsible for any broker fees due to Seller’s designated broker and that Purchaser has no liability for any such fees.

Section 3.24 No Additional Representations or Warranties. Except as provided in this Article III or in any certificate delivered pursuant to Article VII and in the case of fraud, willful misconduct or criminal acts, Seller nor any of its Affiliates, nor any of its respective Representatives, has made, or is making, any representation or warranty whatsoever to Purchaser or its Representatives or Affiliates regarding the Acquired Business or the Interests, and absent fraud, willful misconduct or criminal acts, no such party shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Representatives or Affiliates regarding the Acquired Business or the Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization, Standing and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio.

Section 4.2 Authority; Binding Agreement; No Conflict.

(a) Purchaser has the requisite corporate power, authority and capacity to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Documents to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of Purchaser. No other corporate action or proceeding on the part of Purchaser is necessary to authorize this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby and thereby.

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(b) This Agreement has been duly executed and delivered by Purchaser, and each Ancillary Document to which Purchaser is a party, when executed and delivered by Purchaser, will be duly executed and delivered by Purchaser. This Agreement constitutes (and each of the Ancillary Documents to which Purchaser is a party, when executed, will constitute) (assuming, in each case, the due authorization, execution and delivery by each other party thereto) a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

(c) The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents by Purchaser do not and will not, (i) violate or conflict with any provision of the organizational documents of Purchaser, (ii) result in any failure to comply with any material Applicable Law to which Purchaser is subject or may be bound or (iii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty or increased Liabilities, fees or the loss of a benefit under or result in the imposition of any Lien on Purchaser’s assets under, any of the terms, conditions or provisions of any material Contract to which Purchaser is a party or is otherwise bound.

(d) Other than the State Approval, no Permit, concession of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.3 Investment Purpose. Purchaser is acquiring the Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all Applicable Laws, including United States federal securities laws. Purchaser acknowledges that Seller has not registered the offer and sale of the Interests under any federal securities laws or any state securities laws, and that the Interests may not be pledged, transferred, sold, offered for sale, hypothecated or otherwise disposed of except pursuant to the registration provisions of applicable federal securities laws or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.4 Sufficient Resources. Purchaser has immediately available funds in an aggregate amount sufficient to consummate the transactions contemplated by this Agreement and the other Ancillary Documents, including the payment of all fees and expenses payable by Purchaser in connection with transactions contemplated hereby.

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Section 4.5 Brokers; Fees. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Purchaser or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

Section 4.6 Legal Proceedings. There are no Actions, suits, claims, investigations, or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 4.7 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Acquired Business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premise, books and records, and other documents and data of the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Company and Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Company, Seller, nor any other Person has made any representation or warranty as to the Company, Seller, or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

Section 4.8 No Additional Representations or Warranties. Except as provided in this Article IV or in any certificate delivered pursuant to Article VII and in the case of fraud, willful misconduct or criminal acts, none of Purchaser nor any of its Affiliates, nor any of their respective Representatives, has made, or is making, any representation or warranty whatsoever to Seller or its Representatives or Affiliates regarding Purchaser, and absent fraud, willful misconduct or criminal acts, no such party shall be liable in respect of the accuracy or completeness of any information provided to Seller or its Representatives or Affiliates regarding Purchaser.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Interim Operations of the Company. Except as set forth on Section 5.1 of the Disclosure Schedule, as expressly required by this Agreement or as consented to in writing by Purchaser, during the period commencing on the Effective Date and ending at the Closing or such earlier date as this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and Seller shall cause the Company to: (a) maintain its existence in good standing under Applicable Law, (b) carry on its business in the ordinary course consistent with past practice, make all capital expenditures budgeted for the period prior to the Closing, maintain all assets and properties in good operating condition and repair, from the date hereof until the Closing Date, maintain all Company Permits (including, without limitation, the License) and apply all insurance proceeds towards the replacement or repair of any properties damaged or destroyed, (c) use commercially reasonable efforts to maintain and preserve its business organization, assets and properties, to keep available the services of its current employees and officers and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and (d) maintain its Books and Records. Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Disclosure Schedule, as expressly required by this Agreement or as consented to in writing by Purchaser, during the Pre-Closing Period the Company shall not, and Seller shall cause the Company not to, directly or indirectly, do any of the following:

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(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in securities or other property) in respect of, any equity interests of the Company other than any dividend or distribution of cash to Seller in accordance with the Company Organizational Documents at least ten (10) Business Days prior to Closing Date; (ii) adjust, split, combine or reclassify any of the equity interests of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity interests or any other securities of the Company; or (iii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any equity interests or any other securities of the Company or any rights, warrants or options to acquire any such equity interests or other securities;

(b) issue, deliver, sell, grant, pledge or amend the terms of (whether by merger, consolidation or otherwise) any equity interests of the Company, any other voting securities or any securities convertible or exercisable into or exchangeable for, or any rights, warrants or options to acquire, any such equity interests, voting securities or convertible or exchangeable securities;

(c) amend, adopt, authorize or propose any amendments to the Company Organizational Documents;

(d) propose, adopt or enter into any Contract or plan with respect to or consummate (i) any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or (ii) (A) any merger, consolidation or other business combination with, or (B) any acquisition of any assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice), securities or any capital stock of or interest in, any Person, other than the transactions contemplated hereby;

(e) sell, license, mortgage, transfer, lease, assign, pledge, subject to any Lien or otherwise dispose of or encumber any property, rights or assets of the Company (including the License);

(f) enter into any Contract that would be binding on the Company after the Closing and that would limit the freedom or in any way restrict the business activities of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any Person or to conduct business in any geography, or to solicit the services or employment of or hire any individual or group of individuals;

(g) (i) incur or assume any Indebtedness or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (iii) make any loans, advances or capital contributions to or investments in any other Person except for advances for travel and other miscellaneous expenses in the ordinary course of business consistent with past practice to employees of the Company;

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(h) make any changes in accounting methods, procedures, principles or practices or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, in each case, except insofar as may have been required by a change in GAAP after the date hereof;

(i) increase benefits payable under any severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any officer, manager or employee of the Company; alter, establish, adopt, or amend any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, change of control payment, severance, equity option, restricted equity or other benefit plan or arrangement, including any Company Plans, covering any past or present officer, manager, employee, contractor or consultant of the Company; or increase compensation, bonus or other benefits payable to any officer, manager or employee of the Company, except as managed in the usual course of business;

(j) hire any employees, officers, managers, consultants or contractors, terminate any employees, officers, managers, consultants or contractors, or induce or attempt to induce any employees, officers, managers, consultants or contractors, whether directly or indirectly, to terminate their employment or engagement with the Company prior to, at or after the Closing;

(k) (i) modify, amend, terminate or assign any Lease or enter into any new leases, subleases, licenses or occupancy agreements for real property, (ii) waive, release, relinquish or assign any of the rights of the Company under any Lease or (iii) take any action that could adversely affect the term, validity or enforceability of any Lease;

(l) (i) revoke, rescind, make or change any Tax election (nor has any action changed the Tax treatment of the Company); (ii) settle or compromise any Tax Liability assessment; (iii) fail to pay any Tax when due; (iv) take any action that has the effect of deferring income to the post-Closing tax period or accelerating any tax deduction to the pre-Closing tax period; and (v) amend any Tax Return, change any method of Tax accounting, enter into any closing agreement with respect to any Tax, surrender any right to claim a Tax refund or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;

(m) initiate, compromise or settle any litigation (whether civil, criminal, administrative, in law or at equity), arbitration proceeding or other Action;

(n) amend, modify, terminate, cancel or permit to lapse any insurance policies maintained by the Company;

(o) enter into any joint venture, partnership or other similar arrangement;

(p) enter into any Contract with any Affiliate, equityholder, officer, manager, employee or consultant of the Company;

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(q) (i) enter into any Contract that if existing on the date hereof would be a Material Contract or (ii) terminate, modify, amend or supplement in any material respect any Material Contract;

(r) enter into or become subject to a power of attorney;

(s) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company);

(t) make or commit to make any capital expenditures or capital additions or improvements involving more than $30,000 in the aggregate;

(u) create, assume, pay, discharge, settle or satisfy any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than in the ordinary course of business consistent with past practice; or

(v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Section 5.2 Consents; State Approval; Further Assurances.

(a) Subject to the other terms and conditions of this Agreement, Purchaser, Seller and the Company shall use commercially reasonable efforts to (i) take, or cause their respective Affiliates to promptly take, and to do, or cause to be done promptly, all actions necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, or to assist and cooperate with the other parties in doing or causing to be done the same, and (ii) take such action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

(b) Seller and the Company shall use commercially reasonable efforts, and Purchaser shall, and shall cause its Affiliates to, cooperate with Seller and the Company to the extent commercially reasonable to do so, to give at the earliest practicable date all notices and obtain at the earliest practicable date all consents and approvals, in each case, that would be required as a result of, or to consummate, the transactions contemplated by this Agreement, including the notices, consents and approvals set forth on or required to be set forth on Section 3.3 of the Disclosure Schedule; provided, that Seller and the Company shall distribute all such required notices and requests for consent no later than five (5) Business Days following the date of this Agreement; provided further that none of Purchaser nor any of its Affiliates shall be required to satisfy any portion of a fee or payment, or incur any expense, necessary to obtain such consent or approval.

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(c) In furtherance of the foregoing, Seller and the Company, on the one hand, and Purchaser, on the other hand, shall, as promptly as practicable after the date of this Agreement, file with the BOP a Medical Marijuana Dispensary Change in Ownership and, if applicable, Change of Name/Tradename Application and all supporting documentation thereof pursuant to Ohio Administrative Code Section 3796:6-2-12 and obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents, including all authorizations, approvals, licenses or Permits of the BOP or of any other department or agency of the State of Ohio that are required in connection with the acquisition of the Interests and the effect of the transactions contemplated hereby on the License (“State Approval” with the actual date the Parties receive State Approval being the “State Approval Date”). Seller and the Company, on the one hand, and Purchaser, on the other hand, shall cooperate fully with the other parties and their Affiliates and Representatives in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(d) Except as otherwise expressly set forth herein, each party hereto shall be solely responsible for its own costs and fees payable to any Governmental Entity or other Person in connection with the transactions contemplated by this Agreement.

(e) From and after the Closing, each of the parties shall execute and deliver any additional documents, agreement or instruments reasonably requested by any other party hereto, or otherwise as necessary, proper or advisable, to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Section 5.3 Public Disclosure. Purchaser may not prepare and publish press releases and other public statements concerning the transactions contemplated hereby, without the prior written consent of Seller, which consent may not be unreasonably withheld or delayed. Seller and its Affiliates or Representatives may not, without the prior written consent of Purchaser, which consent may not be unreasonably withheld or delayed, issue any press release or make any public statement or disclosure.

Section 5.4 Restrictive Covenants.

(a) For a period of three (3) years from and after the Closing Date, except with respect to any work that may be performed on behalf of the Acquired Business as an employee or agent of the Acquired Business, Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly contact, solicit, market to, sell any product to, or perform any service for (x) any Person that is, or during the preceding twelve (12) months was, a customer of the Acquired Business (each, a “Company Customer”) or (y) any Affiliate of a Company Customer, in each case in relation to a marijuana dispensary business (a “Competing Business”). Notwithstanding the foregoing, this Section 5.4(a) expressly does not apply to any contract, agreement, document, or arrangement that currently exists as of the Effective Date between the Seller and/or its Affiliates and any Company Customer or Competing Business.

(b) For a period of three (3) years from and after the Closing Date, Seller agrees that, without the consent of Purchaser, it shall not, and shall cause its Affiliates not to, directly or indirectly hire, solicit to (or assist or encourage others to) hire, or in any way interfere with the employment relationship of any individual who is an employee or independent contractor of the Company in connection with the Acquired Business or who was employed or engaged by the Company in connection with the Acquired Business within the twelve (12) months prior to the Closing Date. Notwithstanding the foregoing, Seller shall not be precluded from engaging in general solicitations or advertising for personnel, including advertisements and searches conducted by a headhunter agency; provided that such solicitation, advertising or searches are not directed in any way at the employees or independent contractors of the Company.

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(c) From and after the Closing Date, the Parties agree that neither shall, and each Party shall cause their respective Affiliates not to, knowingly make, publish or communicate to any Person any defamatory or disparaging remarks, comments or statements concerning, any other Party or any of their respective Affiliates, employees or customers.

(d) Seller acknowledges and agrees that the scope of the restrictive covenants set forth in clauses (a) through (d) above, including the scope of Competing Business and the Territory, are reasonably tailored, and not broader than necessary, to protect the legitimate business interests of Purchaser, and do not prevent or preclude Seller from earning a suitable livelihood.

(e) If any term or provision of this Section 5.4 shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Section 5.4 enforceable. This Section 5.4 as so amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Section 5.4 to the extent necessary to comply with any Applicable Law and to enforce this Section 5.4 as modified.

(f) Seller acknowledges and agrees that money damages would not be an adequate remedy for breach of the provisions of this Section 5.4. In the event of an actual or threatened breach by Seller of any of the provisions of this Section 5.4, Purchaser, in addition to any other remedies available to it, may obtain from a court of competent jurisdiction specific performance and/or injunctive relief in order to enforce, or prevent any breach of, the provisions of this Section 5.4 without the requirement of posting any bond or other indemnity.

Section 5.5 Access to Information. During the Pre-Closing Period, the Company and Seller shall afford to Purchaser and its Representatives access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of the Company’s properties, including the Leased Real Property (including for the purpose of performing such environmental tests and investigations as Purchaser may desire), Books and Records, Contracts, commitments, personnel and other records as Purchaser may request, and, during such period, Seller and the Company shall (a) furnish promptly to Purchaser and its Representatives any other information concerning the Company and the business, finances, operations, properties, assets and personnel of the Company as Purchaser may reasonably request and (b) instruct its employees and Representatives to cooperate with Purchaser in its investigation of the Company. Purchaser shall hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement. Purchaser’s right to indemnification, payment of damages and other remedies based on representations, warranties, covenants and obligations contained in this Agreement shall not be affected by any investigation conducted by Purchaser or any knowledge acquired by Purchaser (or capable of being acquired by Purchaser) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty or compliance with any such covenant or obligation.

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Section 5.6 Notification of Certain Matters.

(a) The Company and Seller shall promptly notify Purchaser of (i) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any Actions commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting the Company or Seller, that, if pending on the date of this Agreement and not described in the Disclosure Schedule, would have made the representations and warranties of Seller and the Company under Article III incomplete or inaccurate or that could reasonably be expected to adversely impact the consummation of the transactions contemplated by this Agreement.

(b) At all times prior to the Closing, each party shall promptly notify the other parties in writing of any fact, condition, event or occurrence that will or is reasonably likely to result in the failure of any of the other parties’ conditions contained in Article VII to be satisfied.

(c) No notification or communication made by any party pursuant to this Section 5.6 or access provided or information disclosed pursuant to Section 5.6 shall modify or otherwise affect in any manner the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and shall not be deemed to cure any related breaches of representations, warranties, covenants or agreements contained in this Agreement, nor shall the failure of any party to take any action with respect to such notice be deemed a waiver of any such breach or breaches.

Section 5.7 Exclusivity. During the Pre-Closing Period, Seller agrees that neither Seller nor any of its Affiliates, representatives, officers, employees, directors, or agents (the “Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any Person or group of Persons (including members of its Group) other than Purchaser (a “Purchase Proposal”) regarding (i) any transaction that could be preclusive of the transactions contemplated by this Agreement and the Ancillary Documents, (ii) any sale, transfer, license, lease or conveyance of any of the assets of the Company, other than in the ordinary course of business consistent with past practice, (iii) the acquisition of all or any portion of the Interests, or (iv) the entry into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement and the Ancillary Documents. Seller further agrees that, in the event any third-party approaches Seller or any member of its Group regarding such a transaction during the Pre-Closing Period, Seller shall notify such party that Seller is contractually bound to forego any such discussion or negotiations. Immediately upon execution of this Agreement, Seller shall, and shall cause each member of its Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Purchaser and its Affiliates regarding a Purchase Proposal. Seller represents that no member of its Group is party to or bound by any agreement with respect to a Purchase Proposal other than under this Agreement.

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Section 5.8 Post-Closing Action. Following the Closing, Seller covenants and agrees that it will not take any of the following acts—(i) transfer its assets, (ii) effectuate a reorganization, or (iii) take any other action—with the intentional purpose of impairing the Seller’s ability to meet its obligations under this Agreement including, but not limited to, its obligations to indemnify purchaser pursuant to Section 6.3 or Section 8.2.

ARTICLE VI

CERTAIN COVENANTS REGARDING TAX MATTERS

Section 6.1 Tax Returns.

(a) Seller shall prepare and cause to be timely filed all Tax Returns with respect to the Company and the Acquired Business for income, gross receipts and similar Taxes (including any business, professional and occupational license Taxes or similar Taxes) that are required to be filed by or with respect to the Company for all Tax periods ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) which are required to be filed after the Closing Date and all Taxes due with respect to such Tax Returns (whether or not shown on any Tax Return) will be timely paid by Seller (except solely to the extent such Taxes are reflected as a current liability in the Closing Net Working Capital set forth in the Accepted Adjustment Statement). Subject to the requirements of Section 6.1(c), such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices with respect to such items, unless otherwise required by Applicable Law. Seller shall provide Purchaser with reasonable opportunity to review and comment on each such Tax Return described in the preceding sentence prior to filing, and shall make changes to such Tax Returns reasonably requested by Purchaser to ensure that such Tax Returns are consistent with the terms of this Agreement.

(b) Purchaser shall prepare and file, when due, any Tax Returns of the Company not otherwise required to be prepared by Seller pursuant to Section 6.1(a). To the extent such Tax Returns are material and relate to the Pre-Closing Tax Period, Purchaser shall provide Seller with reasonable opportunity to review and comment on each such Tax Return prior to filing. Not less than five (5) Business Days prior to the filing of any Tax Return, Purchaser shall be entitled to receive from Seller, an amount equal to the Taxes required to be paid for the Pre-Closing Tax Period to the extent such amount is greater than such Taxes that are reflected as a current liability in the Closing Net Working Capital set forth in the Accepted Adjustment Statement.

Section 6.2 Cooperation on Tax Matters. Purchaser, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 6.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller shall (a) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) give Purchaser written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, Seller shall allow Purchaser to take possession of such books and records. Purchaser and Seller further agree, upon request, to cooperate in good faith to mitigate, reduce or eliminate any Tax that could be imposed by the transactions contemplated hereby. In addition, Purchaser and Seller agree to cooperate in good faith in obtaining any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed by the transactions contemplated hereby.

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Section 6.3 Tax Indemnification.

(a) Seller shall be liable for, and shall indemnify and hold Purchaser and the Company harmless against, (i) all Taxes imposed on the Company or with respect to the Acquired Business for all taxable periods (or portions thereof) ending on or prior to the Closing Date, and (ii) all Taxes imposed on or with respect to payments made to Seller pursuant to this Agreement or income allocable to Seller, except in each case to the extent reflected as a current liability in the Closing Net Working Capital set forth in the Accepted Adjustment Statement.

(b) For purposes of Section 6.1 and this Section 6.3, the portion of any Taxes that are payable with respect to a taxable period beginning on or prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) that shall be allocated to Seller are:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than conveyances pursuant to this Agreement, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets or otherwise measured by the level of any item, shall be the product of (A) the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), and (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 6.3(b) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(c) For the avoidance of doubt, the rules and procedures of Article VIII shall apply to the indemnification covenants set forth in this Section 6.3.

Section 6.4 Certain Taxes. All Transfer Taxes incurred in connection with this Agreement shall be borne solely by Seller. Purchaser and Seller will cooperate in the preparation and filing of all necessary Tax Returns with respect to all such Transfer Taxes.

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Section 6.5 Tax Release Certificate. Within thirty (30) days following the Closing, Seller shall file with the Department an Application for Tax Release Certificate (Form TR REL) requesting from the Department tax release for all sales tax, employer withholding tax and Commercial tax activity and upon receipt of a response from the Department provide such response to Purchaser. In the event that the Department will not issue a release certificate to Seller then Seller shall take commercially reasonable efforts in order to obtain the release certificate from the Department, with the understanding that this Section 6.5 shall not require Seller to pay any Tax obligations earlier then the respective due date and shall not prohibit the Seller from utilizing any allowable extensions to extend the due date for such Tax obligations.

Section 6.6 Tax Claims. If any Action relating to Tax arises or any claim is made by any Governmental Entity relating to Taxes for any Pre-Closing Tax Period for which the Seller may be required to provide indemnification hereunder, then Purchaser shall, or shall cause the Company to, promptly notify Seller in writing of such Action or claim (a “Tax Claim”); provided, however that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder. Purchaser shall control all aspects of any Tax Claim.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser and Seller, to the extent permissible under Applicable Law) on or prior to (and continuing at) the Closing of the condition that no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, writ, executive order, stay, decree, stipulation, determination, award, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would make the transactions contemplated by this Agreement or any Ancillary Document illegal or prohibit the consummation of the transactions contemplated by this Agreement; provided that the foregoing condition shall not include the continued effect of the Federal Cannabis Laws.

Section 7.2 Additional Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to (and continuing at) the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Representations and Warranties. The representations and warranties of Seller and the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, (i) with respect to Seller Fundamental Representations, in all respects; and (ii) with respect to all other representations and warranties of Seller and the Company, in all material respects, disregarding any qualification contained therein as to “material”, “materiality”, “Company Material Adverse Effect” or words of similar import; and Purchaser shall have received a certificate signed by Seller, and by an executive officer of the Company, on behalf of the Company, to such effect;

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(b) Performance of Obligations. Seller and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Purchaser shall have received a certificate signed by Seller, and by an executive officer of the Company, on behalf of the Company, to such effect;

(c) Company Material Adverse Effect. There shall have not occurred any Effect that (either individually or in the aggregate) has had or would reasonably be expected to have a Company Material Adverse Effect; and Purchaser shall have received a certificate signed by Seller, and by an executive officer of the Company, on behalf of the Company, to such effect;

(d) State Approval. Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, of the State Approval, which shall be in full force and effect and shall have not been revoked or cancelled;

(e) Consents and Approvals. Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, that the Company has obtained or delivered, as applicable, all consents, authorizations, notices and approvals set forth on Section 7.2(e) of the Disclosure Schedule, and, in the case of each such consent and authorization, that such consent or authorization has not been revoked or cancelled;

(f) Repayment of Closing Indebtedness. Purchaser shall have received (i) evidence, in form and substance reasonably satisfactory to Purchaser, that all Closing Indebtedness will be repaid in full and extinguished as of the Closing (including, for the avoidance of doubt, the wind-up and termination of all arrangements relating to Closing Indebtedness) and that, as of the Closing, the Company does not have any Liability for any Closing Indebtedness or under any Contract relating to any Closing Indebtedness; and (ii) copies of pay-off letters, in form and substance reasonably satisfactory to Purchaser, in respect of all Closing Indebtedness duly executed by each Person to whom such Closing Indebtedness is owed; additionally, within thirty-six (36) hours of Purchaser wiring the Cash Payment per Section 2.2(b), Purchaser shall have received (iii) UCC-3 Termination Statements or any other applicable releases of all Liens on the assets and properties of the Company;

(g) Lease Assignment. The landlord shall have consented to the assignment of the existing lease including a valid purchase option to Purchaser in form and substance reasonably satisfactory to Purchaser, which shall be in full force and effect and shall have not been revoked or cancelled;

(h) Lender Consent/Approval. Seller shall have received the consent of all debt lenders in form and substance reasonably satisfactory to Purchaser, to release the Company from any security agreements or other agreements in connection with any applicable respective loan agreements which shall be in full force and effect and shall have not been revoked or cancelled;

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(i) Deliveries. Purchaser shall have received (i) the equity books, equity ledger, minute books and company seal, if any, of the Company; (ii) original certificates (or affidavits of lost certificates in form and substance reasonably satisfactory to Purchaser) representing all of the Interests, duly endorsed in blank (and accompanied by duly executed membership interests powers) and in the event the Interests are uncertificated, such evidence of the assignment and transfer of the Interests from Seller to Purchaser, in form and substance reasonably satisfactory to Purchaser, accompanied by duly executed membership interest powers; and (iii) such other instruments relating to the existence of the Company and the Company’s authority to enter into this Agreement (including a copy of the resolutions of the members and managers of the Company authorizing and approving this Agreement and the transactions contemplated hereby, certificates of good standing of the Company in its jurisdiction of organization and the foreign jurisdictions in which it is qualified and copies of the Company Organizational Documents certified by the secretary or equivalent officer of the Company) as Purchaser may reasonably request;

(j) Resignations of Officers and Managers. Purchaser shall have received copies of resignation letters duly executed by each of the officers and managers of the Company designated in advance in writing by Purchaser to the Company, in form and substance reasonably satisfactory to Purchaser, such resignations to be effective as of the Closing;

(k) Flow of Funds Memorandum. Purchaser shall have received a duly executed counterpart of a flow of funds memorandum, in substantially the form attached hereto as Exhibit D (the “Flow of Funds Memorandum”), executed by the Company and Seller;

(l) Tax Certificates and Forms. Purchaser shall have received from Seller a duly executed IRS Form W-9 and a certificate of non-foreign status in the form and substance satisfactory to Purchaser and consistent with the provisions of Treasury Regulation Section 1.1445-2(b)(2)(iv);

(m) Transaction Expenses. Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, that all Transaction Expenses will be paid in full as of the Closing, and that, as of the Closing, the Company does not have any obligation or Liability for any Transaction Expenses, and copies of invoices or pay-off letters, in form and substance reasonably satisfactory to Purchaser, in respect of all Transaction Expenses;

(n) Termination of Affiliate Agreements. Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, that each of the Affiliate Agreements, other than the Affiliate Agreements set forth on Section 7.1(l) of the Disclosure Schedule, has been terminated without any continuing obligation of Purchaser or the Company thereunder; and

(o) Business Statement of Condition. Within three (3) Business Days of the execution hereof, Seller shall file with the Ohio Department of Taxation, Tax Release Unit (the “Department”) Application D3/D4/Statement of Condition (Form TR RQS) requesting a Business Statement of Condition and shall provide Purchaser with a copy of the results of same received from the Department. Any information relating to Company Taxes contained in the Business Statement of Condition shall be handled in accordance with the terms set forth in this Agreement; nothing in this Section 7.2(o) shall require Seller to pay any Tax obligations early, or accelerate any Tax payments, and shall not prohibit Seller from utilizing any allowable extensions to extend any Tax due dates.

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Section 7.3 Additional Conditions to Obligations ofSeller. The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to (and continuing at) the Closing of each of the following additional conditions, any of which may be waived, in writing, by Seller:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, (i) with respect to Purchaser Fundamental Representations, in all respects; and (ii) with respect to all other representations and warranties of Purchaser, in all material respects, disregarding any qualification contained therein as to “material”, “materiality”, “material adverse effect” or words of similar import; and Seller shall have received a certificate signed by an executive officer of Purchaser, on behalf of Purchaser, to such effect;

(b) Performance of Obligations. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Seller shall have received a certificate signed by an executive officer of Purchaser, on behalf of Purchaser, to such effect;

(c) Flow of Funds Memorandum. Seller shall have received a duly executed counterpart of the Flow of Funds Memorandum, executed by Purchaser; and

(d) Payment. Payment of the Cash Amount shall have been made on the Closing Date and the remainder of the Initial Purchase Price as described in Section 2.2 shall have been made.

Section 7.4 Waiver of Conditions; Frustration of Conditions. Neither the Company, Seller nor Purchaser may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of the Company or Seller, on the one hand, or Purchaser, on the other hand, respectively, to comply with its obligations under this Agreement.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

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Section 8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Seller, the Company and Purchaser contained in this Agreement or in any certificates delivered pursuant to Article VII shall survive the Closing until the date that is twenty-four (24) months following the Closing Date, except that (a) the representations and warranties set forth in Sections 3.1 (Organization, Standing and Power), 3.2 (Capitalization; Title to Interests; Subsidiaries), 3.3(a) and 3.3(b) (Authority; Binding Agreement), 3.6(h) and 3.6(l) (Absence of Certain Changes or Events), 3.7 (Tax), 3.9 (Title to Assets), 3.16 (Permits), 3.22 (Transactions with Affiliates) and 3.23 (Brokers; Fees) (collectively, the “Seller Fundamental Representations”) shall survive indefinitely and (c) the representations and warranties set forth in Sections 4.1 (Organization, Standing and Power), 4.2(a) and 4.2(b) (Authority; Binding Agreement), and 4.6 (Brokers; Fees)(collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely. The covenants contained in this Agreement shall survive the Closing and remain in full force and effect until fully performed in accordance with their terms. Notwithstanding the foregoing, any claim made under and in accordance with this ArticleVIII prior to the expiration of the applicable period set forth above shall survive until such claim is finally resolved. No knowledge of, or investigation by or on behalf of, any party hereto will constitute a waiver of such party’s right to enforce any covenant, representation or warranty contained herein against any of the other parties or affect the right of a party to indemnification.

Section 8.2 Indemnification bySeller.Subject to the provisions of this ArticleVIII, from and after the Closing, Seller shall indemnify Purchaser, its Affiliates and their respective officers, directors, employees, managers, attorneys, accountants, representatives and agents (the “Purchaser Indemnified Parties”) for all losses, Liabilities, Taxes, damages, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and accountants’ fees and expenses, (hereinafter individually a “Loss” and collectively “Losses”) that any Purchaser Indemnified Party may suffer, sustain or incur and that result from, arise out of, relate to, or are caused by, any of the following:

(a) any breach or inaccuracy of any representation or warranty of the Company or Seller (disregarding all materiality or Company Material Adverse Effect qualifications for purposes of determining a breach and calculating the applicable Losses) contained in this Agreement or in any Ancillary Document, other than the Seller Fundamental Representations;

(b) any breach or inaccuracy of any of the Seller Fundamental Representations (disregarding all materiality or Company Material Adverse Effect qualifications for purposes of determining a breach and calculating the applicable Losses);

(c) any failure by the Company (prior to the Closing) or Seller to perform or comply with any of their respective covenants or agreements contained in this Agreement or any Ancillary Document;

(d) Any liability in connection with the ERTC received by the Company;

(e) the excess, if any, of the Closing Indebtedness over the Estimated Closing Indebtedness, but only if and to the extent that all or any portion of such excess is not recovered by Purchaser pursuant to the purchase price adjustment in Section 2.3;

(f) (i) Pre-Closing Taxes; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of Company) or Seller is or was a member on or prior to the Closing by reason or a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions or foreign, state or local Law; and (iii) any and all Taxes of any person imposed on the Company or Seller arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing; or

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(g) the excess, if any, of the Closing Transaction Expenses over the Estimated Transaction Expenses, but only if and to the extent that all or any portion of such excess is not recovered by Purchaser pursuant to the purchase price adjustment in Section 2.3.

Section 8.3 Indemnification by Purchaser. Subject to the provisions of this Article VIII, from and after the Closing, Purchaser shall indemnify Seller and its Affiliates, and their respective officers, directors, employees, managers, attorneys, accountants, representatives and agents (the “Seller Indemnified Parties”) for all Losses that any Seller Indemnified Party may suffer, sustain or incur and that result from, arise out of, relate to, or are caused by any of the following:

(a) any breach or inaccuracy of any representation or warranty of the Purchaser (disregarding all materiality qualifications for purposes of determining a breach and calculating the applicable Losses) contained in this Agreement or in any Ancillary Document, other than the Purchaser Fundamental Representations;

(b) any breach or inaccuracy of any of the Purchaser Fundamental Representations (disregarding all materiality qualifications for purposes of determining a breach and calculating the applicable Losses);

(c) any failure by Purchaser to perform or comply with any of its covenants or agreements contained in this Agreement or any Ancillary Document; and

(d) post-Closing Taxes.

Section 8.4 Indemnification Limitations.

(a) Notwithstanding anything in this Agreement to the contrary, (i) neither the Purchaser Indemnified Parties nor the Seller Indemnified Parties shall be entitled to indemnification for any Losses claimed under Sections 8.2(a) or 8.3(a), as applicable, unless and until the aggregate amount of all Losses incurred by the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, exceeds $200,000.00 (the “Basket Amount”), in which event the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, may claim indemnification for all Losses, including all such Losses less than or equal to the Basket Amount, (ii) the aggregate amount of Losses claimed under Section 8.2(a) by the Purchaser Indemnified Parties, or under Section 8.3(a) by the Seller Indemnified Parties, shall in each case not exceed $1,100,000.00 and (iii) the aggregate amount of Losses claimed under Section 8.2(b) by the Purchaser Indemnified Parties, or under Section 8.3(b) by the Seller Indemnified Parties, shall in each case not exceed the Final Purchase Price. Notwithstanding the foregoing, the limitations set forth in this Section 8.4 shall not apply to any Losses arising out of or related to fraud, willful misconduct or criminal acts committed by or on behalf of an Indemnifying Party.

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(b) All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VIII shall be reduced by the amount of insurance proceeds actually received by such Indemnified Party in respect of any Losses incurred by such Indemnified Party (net of any fees, costs and expenses of collection or increased premiums, if applicable). In the event any Indemnified Party is entitled to any insurance proceeds in respect of any Losses for which such Indemnified Party is entitled to indemnification pursuant to this Article VIII, such Indemnified Party shall use commercially reasonable efforts to obtain or receive such proceeds; provided, however, that such Indemnified Party shall have no obligation to litigate against the applicable third party, including any insurance company, to obtain any such proceeds. In the event that any such insurance proceeds are actually received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, an appropriate refund shall be made promptly by the relevant Indemnified Parties to the Indemnifying Party in an amount not to exceed the lesser of (i) the amount by which (A) the amount received by the Indemnified Party, net of any fees, costs and expenses or increased premiums incurred by such Indemnified Party in collecting such amount, plus the payment received from the Indemnifying Party, exceeds (B) the total Losses suffered or incurred by the Indemnified Party with respect to the applicable claim for indemnification; (ii) the amount received by the Indemnified Party, net of any fees, costs and expenses or increased premiums incurred by such Indemnified Party in collecting such amount; and (iii) the amount paid by the Indemnifying Party pursuant to this Article VIII.

(c) No Indemnified Party shall be entitled to indemnification for any punitive or exemplary Losses except, in each case, to the extent such Losses are finally awarded in connection with a Third Party Claim against the Indemnified Party.

(d) Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article VIII to the extent required by Applicable Law.

Section 8.5 Payment Source; No Contributionfrom the Company.

(a) With respect to any claims for indemnification made by a Purchaser Indemnified Party pursuant to this Agreement, the Purchaser Indemnified Parties shall on notice to Seller, satisfy such claims in the following order: (i) first all amounts shall be paid through distributions from the Escrow Amount until the Escrow Amount is reduced to zero; and (ii) then after the Escrow Amount has been reduced to zero, the Purchaser Indemnified Party shall have the right to seek to satisfy such Losses by asserting any such claims as against Seller, or in its discretion, set-off such Losses, against the Bonus Payment.

(b) From and after the Closing, Seller shall have no rights of contribution or recovery against the Company with respect to any indemnification obligations hereunder.

Section 8.6 Procedures for Indemnification.

(a) No party hereto shall be liable for any claim for indemnification under this ArticleVIII unless written notice of a claim for indemnification is delivered by the party seeking indemnification (the “Indemnified Party”) to the party from whom indemnification is sought (the “Indemnifying Party”) prior to the expiration of any applicable survival period set forth in Section 8.1 (in which event the claim shall survive until resolved). If any third party notifies the Indemnified Party with respect to any matter which may give rise to a claim for indemnification (a “Third Party Claim”) against the Indemnifying Party under this ArticleVIII, then the Indemnified Party shall notify the Indemnifying Party reasonably promptly thereof in writing; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. All notices given pursuant to this Section 8.6(a) shall describe with reasonable specificity the nature of the claim, the amount of the claim (to the extent then known) and the basis of the Indemnified Party’s claim for indemnification.

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(b) Following receipt of notice in accordance with Section 8.6(a) (other than a notice of a Third Party Claim against the Indemnified Party, in which case Section 8.6(c) below shall apply), the Indemnifying Party shall have thirty (30) days from the date it receives such notice (the “Dispute Period”) to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Indemnified Party shall make available to the Indemnifying Party all the material information related to such claim relied upon by or in possession or control of, the Indemnified Party. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such claim made by the Indemnified Party, the Indemnifying Party shall deliver to the Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is received by the Indemnified Party within the Dispute Period or the Indemnifying Party provides notice that it does not have a dispute with respect to such claim, such claim shall be deemed approved and consented to by the Indemnifying Party (such claim, an “Approved Indemnification Claim”). If a Dispute Notice is received by the Indemnified Party within the Dispute Period and the Indemnified Party and the Indemnifying Party do not agree to the validity and/or amount of such disputed claim, no payment shall be made until such disputed claim is resolved, whether by adjudication of such matter, agreement between the Indemnified Party and the Indemnifying Party, or otherwise (and upon any such resolution, such claim shall be deemed to be an Approved Indemnification Claim).

(c) Purchaser shall have the right to defend all Third Party Claims, with Purchaser’s legal or other expenses associated with the defense of such Third Party Claim constituting Losses hereunder. Seller may participate in the defense of such Third Party Claim; provided, however, that Seller shall bear, in addition to all legal or other expenses incurred by Purchaser, all legal or other expenses incurred by Seller in connection with such Third Party Claim. Purchaser shall not settle or consent to judgment with respect to such Third Party Claim without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser and Seller shall render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any Third Party Claim subject to this Section 8.6. To the extent that Seller does not participate in the defense of a particular Third Party Claim, Purchaser shall keep Seller reasonably informed of all material developments and events relating to such Third Party Claim. In the event that Seller has consented to any settlement or consented to any judgment and except as otherwise provided in such settlement or judgment, Seller shall not have any power or authority to object to any claim by the Purchaser Indemnified Parties under this ArticleVIII for indemnity in the amount of such settlement or judgment.

Section 8.7 Determination of Loss Amount. If notice of an indemnifiable matter has been made prior to the end of any applicable period set forth in Section 8.1, all Losses incurred or paid in connection with such matter shall remain subject to indemnification hereunder.

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Section 8.8 Tax Treatment. Any payment under this ArticleVIII shall be treated by the parties for federal, state, local and foreign income Tax purposes as an adjustment to the Final Purchase Price unless otherwise required by Applicable Law.

Section 8.9 Election of Claims. In the event that any Person alleges that such Person is entitled to indemnification hereunder, and that Person’s claim is covered under more than one provision of this Agreement, such Person shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification.

Section 8.10 Exclusive Remedy. Except (a) for remedies that cannot be waived as a matter of Applicable Law, (b) as provided in Section 2.3, (c) for specific performance, injunctive relief or other equitable remedies, including pursuant to Section 10.15, or (d) in respect of claims based on fraud, willful misconduct or criminal acts, the indemnification provisions of Section 6.3 and this ArticleVIII shall be the sole and exclusive remedy for any breach of this Agreement from and after the Closing.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the State Approval Date:

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller upon written notice to the other party if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(c) by either Purchaser or Seller upon written notice to the other party if a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law which is in effect which would make the transactions contemplated by this Agreement or any Ancillary Document illegal or prohibit the consummation of the transactions contemplated by this Agreement; provided that the foregoing shall not include the continued effect of the Federal Cannabis Laws; and

(d) by Purchaser upon written notice to Seller if there shall have occurred any Effect that (either individually or in the aggregate) has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and of no further force and effect; provided that (a) any such termination shall not relieve any party from Liability for any fraud or breach of this Agreement and (b) the provisions of Article I (Definitions), Section 5.3 (Public Disclosure), this Section 9.2 (Effect of Termination) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

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ARTICLE X

MISCELLANEOUS

Section 10.1 Releases. Effective as of the Closing, Seller, on behalf of itself and its Affiliates, successors and assigns (collectively, the “Releasing Parties”), hereby generally releases, remises and forever discharges the Company and its successors and permitted assigns, and the current and former officers, employees, managers, equityholders, and representatives thereof (collectively, the “Released Parties”) from and against any and all claims, demands, Liens, Actions, litigation, Contracts, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, orders, requirements of Applicable Law, Losses and Liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter can, shall or may exist, based on any facts, events or omissions occurring from any time on or prior to the execution and delivery of this Agreement arising out of, caused by or as a result of any rights any Releasing Party may have against the Released Parties, including, but not limited to, any claims that may arise in connection with the obligations of directors and officers (collectively, the “Released Claims”); provided, however, that the foregoing release shall not apply to any rights Seller may have under this Agreement or any Ancillary Document. Seller hereby represents and warrants to Purchaser that it has not voluntarily or involuntarily assigned, pledged, encumbered or in any manner transferred or conveyed all or any portion of the Released Claims and that no Person other than Seller has any interest in any Released Claims by Applicable Law or Contract or by virtue of any action or inaction by such party. Seller, for itself and the other Releasing Parties, hereby covenants and agrees not to sue any of the Released Parties with regard to any of the Released Claims.

Seller stipulates and agrees that it hereby expressly waives and relinquishes to the fullest extent permitted by Applicable Laws any and all provisions, rights and benefits conferred by Applicable Laws of any state or territory of the United States, or principle of common law, relating to the preservation of unknown claims, including but not limited to Cal. Civ. Code § 1542 (and all other Applicable Laws, rules and regulations which are similar, comparable, or equivalent to said code section), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the above-referenced provision, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Seller expressly acknowledges and agrees that this Agreement and this provision is in full accord, satisfaction, and discharge of any and all of such Released Claims and that this Agreement and this provision has been executed with the express intention of effectuating a complete extinguishment of all known and unknown claims. Seller hereby acknowledges that the inclusion of “unknown claims” in the Released Claims set forth above was separately bargained for and was a key element of the transactions contemplated by, and the covenants and agreements set forth in, this Agreement.

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Section 10.2 Post-Closing Confidentiality. From and after the Closing Date until the fifth (5th) anniversary thereof, Seller shall keep confidential (except as may be disclosed to its Representatives pursuant to the terms hereof) and not use or disclose any and all confidential information relating to Purchaser, the Company or the Acquired Business that remains in or comes into its possession after the Closing. The foregoing will not preclude Seller from (a) disclosing such confidential information if compelled to disclose the same by judicial or administrative process or by other requirements of law (subject to the following sentence), (b) discussing or using such confidential information if the same hereafter is in the public domain (other than as a result of a breach of this Section 10.2), or (c) discussing or using such confidential information if the same is acquired after the Closing Date from a Person that is not, to Seller’s knowledge, after reasonable inquiry, under an obligation to keep such information confidential. If Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, Seller shall promptly notify Purchaser of any such request or requirement so that Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 10.2. If, in the absence of a protective order or other remedy or the receipt of a waiver by Purchaser, Seller is required to disclose such information, Seller, without Liability hereunder, may disclose that portion of such information that it believes in good faith it is legally required to disclose. Notwithstanding the first sentence of this Section 10.2, Seller may only disclose such confidential information to those of its Affiliates, attorneys, accountants, financial advisors or other representatives (collectively, “Representatives”) if such Representative (i) needs to know such information and (ii) agrees to maintain the confidentiality of such information pursuant to the terms of this Section 10.2. Seller shall be liable to Purchaser for the breach of this Section 10.2 by any of its Representatives.

Section 10.3 Notices. Any notice, request, instruction or other document to be given hereunder will be sent in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or by email, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; one Business Day after being sent, if sent by reputable, overnight courier service; and at the time received, if sent by registered or certified mail or by email.

(i) if to Purchaser or to the Company (after Closing), to:

FarmaceuticalRX, LLC

Attention: Rebecca Myers

Email: rebecca@farmacuticalrx.com

with a copy to (which shall not constitute notice):

Fox Rothschild LLP

2000 Market Street

Philadelphia, Pennsylvania

Attention: Josh Horn and Peter F. Kelly

Email: jhorn@foxrothschild.com; pkelly@foxrothschild.com

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and

Foley & Lardner LLP

111 Huntingdon Avenue, Suite 2500

Boston, Massachusetts 02199-7610

Attention: Ron Eppen

Email: reppen@foley.com

(ii) if to the Company (prior to Closing), Seller, to:

DEP Nevada, Inc.

2625 N. Green Valley Pkwy, Ste 150

Henderson, Nevada 89014

Attention: Stephen ‘Trip’ Hoffman

Email: triphoffman@bodyandmind.com

with a copy to (which shall not constitute notice):

Rimon PC

2029 Century Park East, Suite 400N

Los Angeles, California 90067

Attention: Lukian Kobzeff

Email: lukian.kobzeff@rimonlaw.com

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 10.4 Fees and Expenses. Except as otherwise specifically provided herein, all fees, costs and expenses, including, without limitation, fees and disbursements of counsel, advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 10.5 Amendment. This Agreement may be amended, modified or supplemented at any time by mutual written agreement of the Company, Seller and Purchaser.

Section 10.6 Extension; Waiver. At any time the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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Section 10.7 Entire Agreement. This Agreement (including the Ancillary Documents, the exhibits hereto, the Disclosure Schedule, documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof (except for that certain Confidentiality Agreement, dated as of June 16, 2023, by and between Purchaser and the Company (the “Confidentiality Agreement”), which will automatically terminate as of the Closing and be of no further force or effect).

Section 10.8 No Third Party Beneficiaries. Except as set forth in Article VIII and Section 10.1, this Agreement is not intended, and shall not be deemed, to (a) confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, (b) create any agreement of employment with any Person, or (c) otherwise create any third-party beneficiary hereto.

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, Purchaser may assign its rights and/or obligations hereunder to any Affiliate or to any subsequent purchaser of the Company or all or substantially all of the assets comprising the business of the Company, without the prior written consent of the other parties hereto; provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 10.10 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by Applicable Law.

Section 10.11 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or electronic transmission.

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Section 10.12 Interpretation. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “included,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.” The use of the term “ordinary course of business” shall in all cases herein mean “ordinary course of business consistent in an amount and frequency with past practices.” When reference is made in this Agreement to an Article, Section, schedule or exhibit, such reference shall be to an Article, Section, schedule or exhibit of this Agreement unless otherwise indicated. The words “hereof,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

Section 10.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Ohio, without regard to the conflict of law provisions thereof.

Section 10.14 Arbitration. The parties agree to submit to resolution by binding arbitration any unresolved claim, controversy, issue or dispute arising among or between the parties out of or with respect to this Agreement or the parties’ respective rights, duties and obligations hereunder (each, a “Dispute”), upon written notice by any party to the other parties. Such arbitration shall be conducted as follows:

(a) The arbitration shall be conducted in accordance with and governed by the Commercial Arbitration Rules then in effect of the American Arbitration Association (“AAA”), except as expressly provided otherwise in this section, and administered by the AAA. The parties shall provide a copy of this arbitration clause to the arbitrator(s). The arbitrator(s) shall apply the appropriate substantive Applicable Law, and the Federal Rules of Civil Procedure with respect to procedural, discovery or evidentiary matters. The arbitration shall be conducted in the location mutually agreed upon by the parties; provided that, if the parties do not so agree within ten (10) days after written notice of arbitration is given by a party, the arbitration shall be conducted in Chicago, Illinois at a location selected by the arbitrator(s).

(b) The arbitrator(s), as applicable, for such arbitration shall be selected as follows:

(i) In the event of arbitration with an amount in controversy equal to or less than $1,000,000, arbitration shall be conducted by one neutral arbitrator mutually agreed upon by the parties. If no arbitrator is agreed upon within ten (10) days following commencement of arbitration, or if the arbitrator selected by the parties is unable or unwilling to arbitrate the Dispute, the arbitrator shall be such neutral arbitrator as is selected by the AAA; or

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(ii) In the event of arbitration with an amount in controversy greater than $1,000,000, arbitration shall be conducted by a panel of three (3) neutral arbitrators. Within fifteen (15) days following commencement of arbitration, Seller, as the case may be, and Purchaser, on the other hand, shall each select one neutral arbitrator in whatever area(s) of expertise such party believes is relevant to the Dispute. Within ten (10) days following such appointment, the two neutral arbitrators so selected shall select the third neutral arbitrator from a list provided by the AAA who shall be a practicing attorney having experience in the area of commercial contracts, and who shall act as chair of the arbitration panel. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within such ten (10) day period, the third arbitrator shall be selected by the AAA.

(c) The sole arbitrator or chair of the arbitration panel, as applicable, shall establish a limited time period for discovery and procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, in the discretion of the sole arbitrator or chair of the arbitration panel, as applicable, to discover relevant information from the opposing party about the subject matter of the Dispute. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the sole arbitrator or the chair of the arbitration panel, as the case may be, and shall be governed by the Federal Rules of Civil Procedure.

(d) The award by the arbitrator(s) shall be in writing, shall be signed by the sole arbitrator or a majority of the panel of arbitrators, as the case may be, and shall include a statement of findings of fact and conclusions regarding the reasons for the disposition of any Dispute. Subject to the terms and conditions set forth in this Agreement, the arbitrator(s) shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including without limitation, specific performance of any obligation created under any agreement between or among the parties, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process; provided, however, that the arbitrator(s) shall not have the authority to award punitive damages, except as may be required by statute or to the extent punitive damages are awarded to a third party in connection with the claim giving rise to such applicable Dispute. The arbitrator(s) shall have the authority to determine the comparative responsibility of the parties hereto for any loss or damages and assign Liability and award relief based upon such comparison. Arbitration of such issues, including the determination of the amount of any damages suffered by any party, shall be to the exclusion of any court of law and the decision of the arbitrator(s) shall be final and binding upon the parties and their respective personal representatives, heirs, devisees, successors and assignees. Judgment on the award entered by the arbitrator(s) may be entered in and enforced by any court of competent jurisdiction.

(e) Subject to the terms and conditions set forth in this Agreement, each party shall bear its own expenses and its attorney’s fees and expenses, and shall equally share the arbitrators’ fees, administrative fees and travel expenses. Any party’s failure to pay their pro-rata share of any arbitrators’ fees and expenses shall not be grounds to delay the appointment of an arbitrator(s) or to stay the arbitration, and the non-defaulting party has the right to seek default judgment against the defaulting party, as appropriate.

(f) Statements made by any party or any party’s representative during the arbitration shall be deemed confidential and no party or party’s representative will attempt to use any such statement as evidence in any court or other legal proceeding. The parties also agree and acknowledge that the arbitrator(s) shall not be subject to subpoena to trial or deposition by any party for the purpose of divulging statements made or information disclosed by any party or witness in the arbitration proceedings. The parties further agree and acknowledge that the arbitrator(s) shall not disclose any matter learned in the arbitration proceedings unless given permission by all of the parties or unless required by Applicable Law.

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(g) Notwithstanding the foregoing, each of the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the state courts of the State of Ohio or, if it has or can obtain jurisdiction, the United States District Court of the Southern or Northern District of Ohio, the parties agreeing that such courts shall have exclusive jurisdiction over any such disputes arising out of or related to this Agreement, without having to post bond therefor or prove actual damages, this being in addition to any other remedy to which they are entitled, without submitting such action to arbitration.

Section 10.15 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek, without the posting of a bond, specific performance of this Agreement and seek an injunction (in a state court that has personal jurisdiction over the Parties) restraining any such party from such breach or threatened breach.

Section 10.16 Waiver of Jury Trial. EACH OF PURCHASER, SELLER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PURCHASER, SELLER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 10.17 Disclosures.

(a) A disclosure made by Seller or the Company in any section of the Disclosure Schedule (or subparts thereof) that reasonably informs Purchaser of information with respect to another section of this Agreement or any other section of the Disclosure Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of this Agreement, to have been made with respect to all such other sections of this Agreement and all such other sections of the Disclosure Schedule (or subparts thereof) to which the relevance of such disclosure is reasonably apparent on its face without review or other examination of underlying documentation.

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(b) Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company or Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

(c) By way of example and not limitation, (i) the disclosure of any facts or circumstances does not have the effect of disclosing any effects that are not the natural and probable consequence thereof; (ii) the disclosure of one or more claims arising out of similar facts or circumstances does not have the effect of disclosing other claims arising out of such facts or circumstances, (iii) the disclosure of an identified litigation matter does not have the effect of disclosing claims, facts or requested relief additional to or different than the claims or facts plead or relief requested in the complaints or pleadings relating to such litigation Made Available to Purchaser prior to the date hereof, (iv) the disclosure of wrongdoing or alleged wrongdoing by one or more Persons does not have the effect of disclosing similar wrongdoing by other Persons (whether pursuant to the same or different transactions, at the same or different sites, or otherwise) and (v) the disclosure of the failure of a Company Plan to comply with Applicable Laws in one or more respects does not have the effect of disclosing other failures of such Company Plan to comply with Applicable Laws.

Section 10.18 No Invalidity Due to Federal Law. The parties agree and acknowledge that this Agreement or any other Ancillary Document may not be terminated or challenged as illegal by any of them on account of any Federal Cannabis Laws.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

FARMACEUTICALRX, LLC

By:	/s/Rebecca Myers
Name: Rebecca Myers
Title: President

Signature Page to Equity Purchase Agreement

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Company:

NMG OH 1 LLC

By:	/s/Stephen ‘Trip’ Hoffman
Name: Stephen ‘Trip’ Hoffman
Title: Authorized Signatory

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SELLER:

DEP Nevada, Inc.

By:	/s/Stephen ‘Trip’ Hoffman
Name: Stephen ‘Trip’ Hoffman
Title: Authorized Signatory

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EXHIBIT A

FORM OF SELLER ESTIMATED ADJUSTMENT SCHEDULE

[To come.]

EXHIBIT B

ER ADJUSTMENT STATEMENT

[To come.]

EXHIBIT C

FORM OF FLOW OF FUNDS MEMORANDUM

See attached